UNITED STATES
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PROXY STATEMENT
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Avery Dennison Corporation 150 North Orange Grove Boulevard Pasadena, California 91103

Notice of Annual Meeting of Stockholders To be held April 28, 2011

To the Stockholders:
The Annual Meeting of Stockholders of Avery Dennison Corporation will be held at 150 North Orange Grove Boulevard, Pasadena, California on Thursday, April 28, 2011, at 1:30 p.m. Pacific Time for the following purposes:

1. To elect Peter K. Barker, Ken C. Hicks and Debra L. Reed to our Board of Directors to hold office for a term of three years and until their successors have been duly elected and qualified;

2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2011;

3. To consider and vote upon a proposal to declassify our Board of Directors beginning with the 2012 annual meeting of stockholders;

4. To consider and vote upon a non-binding proposal to approve the compensation of the Company’s Named Executive Officers, as described in Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure of the Company’s 2011 proxy statement;

5. To consider and vote upon a non-binding proposal to determine the frequency (whether annual, biennial or triennial) with which the Company’s stockholders shall have an advisory vote on the compensation of the Company’s Named Executive Officers as described in the Company’s annual meeting proxy statement; and

6. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

In accordance with our Amended and Restated Bylaws, our Board of Directors has fixed the close of business on Monday, February 28, 2011 as the record date for the determination of stockholders entitled to receive notice of, and vote at, the Annual Meeting.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Susan C. Miller Secretary

Pasadena, California Dated: March 17, 2011

Whether or not you presently plan to attend the Annual Meeting, it is important that your shares be represented and voted. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card.

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PROXY STATEMENT
ITEM 1 -- ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR 2010
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED FOR 2010
PENSION BENEFITS FOR 2010
NONQUALIFIED DEFERRED COMPENSATION FOR 2010(1)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2010
TRANSACTIONS WITH RELATED PERSONS
VOTING SHARES
ITEM 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
ITEM 3 -- PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS
ITEM 4 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION
ITEM 5 -- ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION
EXHIBITA--STOCK OWNERSHIP POLICY
EXHIBITB--AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

AVERY DENNISON CORPORATION
150 North Orange Grove Boulevard
Pasadena, California 91103

PROXY STATEMENT

This proxy statement is furnished to stockholders on behalf of the Board of Directors (our “Board”) of Avery Dennison Corporation, a Delaware corporation (“Avery Dennison” or the “Company,” which are also referred to as “we” or “us”), for solicitation of proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, April 28, 2011, at 1:30 p.m. Pacific Time at 150 North Orange Grove Boulevard, Pasadena, California and at any adjournment or postponement thereof. The purposes of the meeting and the matters to be acted upon are set forth in the preceding Notice of Annual Meeting.

We have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or before March 18, 2011, we intend to make this proxy statement available on the Internet and to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.

Voting of Shares.  You may vote by attending the Annual Meeting and voting in person or you may vote by submitting a proxy. The method of voting by proxy differs (i) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (ii) for shares held as a record holder and shares held in “street name.” If you hold your shares of common stock as a record holder and are viewing this proxy statement on the Internet, you may vote by submitting a proxy on the Internet by following the instructions on the website referred to in the Notice. If you hold your shares of common stock as a record holder and are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card included with the proxy statement and promptly returning it in the preaddressed, postage paid envelope provided, or by submitting a proxy on the Internet or by telephone by following the instructions on the proxy card. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions on the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker, bank or nominee by following the instructions on the notice such broker, bank or other nominee provides to you. Telephone and Internet voting facilities will close at midnight the night before the Annual Meeting.

Revocation of Proxy.  A stockholder giving a proxy pursuant to this solicitation may revoke it at any time before it is exercised by (a) delivering a later dated paper proxy or by submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions will be followed), (b) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting, or (c) by voting in person at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Quorum and Votes Required.  Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by our Board for the meeting, which inspectors also will determine whether or not a quorum is present. At the Annual Meeting, (i) shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum; (ii) there is no cumulative voting and the director nominees receiving a majority of the votes cast (in uncontested elections) will be elected (for purposes of determining the vote required to elect directors, “a majority of the votes cast” shall mean that the number of shares voted “for” a director’s election exceeds the number of votes cast against that director (with abstentions not counted as votes cast)); and (iii) for all matters other than the election of directors, the affirmative vote of the majority in voting power of the shares represented at the Annual Meeting and entitled to vote on the matter shall be the act of the stockholders and, therefore, abstentions as to a particular proposal will have the same effect as a vote against that proposal and broker non-votes will have no effect on the vote.

The Company has retained D. F. King & Co., Inc. to assist in soliciting proxies for this meeting at a fee estimated at $11,500, plus out-of-pocket expenses. Expenses incident to the preparation and mailing of the notice of meeting, proxy statement and form of proxy will be paid by the Company.

As of the date of this proxy statement, management knows of no other business that will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to these proxies in respect of any such other business in accordance with the best judgment of the persons acting pursuant to the proxies.

ITEM 1 — ELECTION OF DIRECTORS

Our Amended and Restated Bylaws in effect as of the date hereof (our “Bylaws”) presently provide for eleven directors, divided into three classes. Three directors are to be elected at the 2011 Annual Meeting to hold office until the Annual Meeting in 2014 and until their successors are duly elected and qualified. It is intended that the persons so appointed in the enclosed proxy will, unless authority is withheld, vote for the election of the three nominees proposed by our Board, all of whom are presently directors of the Company. In voting for the election of directors, each share has one vote for each position to be filled. All of the nominees have consented to being named herein and to serve if elected. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by our Board, or the number of directors may be reduced accordingly.

Our Board and Avery Dennison management have taken a number of steps to enhance our corporate governance profile not only to ensure compliance with the listing standards of the New York Stock Exchange (the “NYSE”), as well as the Sarbanes-Oxley Act of 2002 and The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and related regulations, but also based on their review of best practices as reflected by the policies of other public companies, the opinions of their outside advisors and the views of our institutional stockholders and proxy advisors. This year, we are proposing declassification of our Board, which will result in annual elections of directors beginning in 2012, and submitting for stockholder votes non-binding proposals to approve the compensation of our Named Executive Officers and the frequency with which such vote will take place in the future. Our website includes certain information about our corporate governance policies and practices, including: our current Corporate Governance Guidelines; Charters for the Audit, Compensation and Executive Personnel, and Governance and Social Responsibility Committees; Code of Conduct; Code of Ethics for the Chief Executive Officer and Senior Financial Officers; and the Audit Committee Complaint Procedures for Accounting and Auditing Matters. Stockholders may access this information by going to the “Corporate Governance” section of the “Investors” tab of our website at www.averydennison.com.*

Director Independence

Our Corporate Governance Guidelines require that our Board be comprised of a majority of directors who satisfy the criteria for independence required by the NYSE. The NYSE listing standards require that a majority of

* Our website address provided above and elsewhere in this proxy statement is not intended to function as a hyperlink, and the information on our website is not and should not be considered part of this proxy statement, nor is it incorporated by reference herein.

our directors be independent, and further that audit, compensation and nominating committees be comprised entirely of independent directors. An independent director is one who our Board affirmatively determines has no material relationship with the Company (directly or as a partner, shareholder or officer of an entity that has a relationship with the Company). Our Board has adopted categorical standards to assist in making its annual affirmative determination of each director’s independence status. In the event that a director has a business or other relationship with us that does not fit within these standards and the director is nevertheless determined to be independent, we will disclose the basis for our Board’s determination in our proxy statement. Under our categorical standards, a director is presumed to be independent if he or she:

(i) has not been an employee of Avery Dennison for at least five years, other than in the capacity as a former interim Chairman or interim Chief Executive Officer;

(ii) has not, during the last three years, been affiliated with or employed by a present or former independent auditor of Avery Dennison or of any affiliate of Avery Dennison;

(iii) has not, during the last three years, been employed as an executive officer by a company for which an executive officer of Avery Dennison concurrently served as a member of such company’s compensation committee;

(iv) has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria during the last three years; provided, however, that with respect to the employment criteria, such director’s immediate family member may have (a) been affiliated with or employed by a present or former auditor of Avery Dennison or of any affiliate of Avery Dennison other than, in a professional capacity and (b) served as an employee but not as an executive officer of Avery Dennison during such period;

(v) has not received, and has no immediate family member who has received, during the last three years, more than $100,000 in any year in direct compensation from Avery Dennison (other than in his or her capacity as a member of our Board, or any committee of our Board or pension or other deferred compensation for prior services, provided that such compensation is not contingent in any way on continued service); provided, however, that compensation to such Director’s immediate family member as a non-executive employee shall not be considered in determining independence;

(vi) has not been during the last three years an executive officer or an employee, and has no immediate family member who, during the last three years, has been an executive officer of a company that made payments to, or received payments from, Avery Dennison for property or services in any of the last three years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues;

(vii) has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which Avery Dennison and its respective trusts or foundations, account or accounted for more than 2% or $1 million, whichever is greater, of such charitable organizations’ consolidated gross revenues, in any of the last three years;

(viii) does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from Avery Dennison or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years; and

(ix) is not otherwise disqualified by applicable Securities and Exchange Commission (“SEC”) or NYSE rules, regulations or listing standards.

A director is determined to be independent by our Board only if he or she meets the independence standards of the NYSE and our standards listed above.

After review and discussion of the relevant facts and circumstances for each director, including any direct or indirect relationships with Avery Dennison, and upon recommendation of the Governance and Social Responsibility Committee, our Board has affirmatively determined that the following directors are independent:

INDEPENDENT DIRECTORS

Bradley A. Alford	David E. I. Pyott
Peter K. Barker	Debra L. Reed
Rolf Börjesson	Patrick T. Siewert
John T. Cardis	Julia A. Stewart
Ken C. Hicks

The nine directors named above constitute a substantial majority, or 82%, of our current 11-member Board. Mr. Scarborough is not independent because he also serves as our President and Chief Executive Officer (“CEO”); Mr. Mullin is not independent because of his affiliation with certain business entities with which we do business. See Transactions with Related Persons for more information.

As part of the consideration of director independence, our Board considered sales and purchases of products and services in the ordinary course of business between the Company and its subsidiaries and the companies with which our directors were affiliated during 2010. None of the amounts paid to or received from these companies during the last three years exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues; therefore, these affiliations were determined not to affect the independence of the nine directors named above. Our Board also affirmatively determined that none of these relationships impaired the independence of these nine directors irrespective of the amounts paid thereto or received therefrom.

Board and Committee Meetings

During 2010, there were five meetings of our Board and twenty-one meetings of committees of our Board. In addition, there were three executive sessions of non-employee directors (which excluded Mr. Scarborough) and one executive session of only independent directors (which also excluded Mr. Mullin). Each of our directors attended at least 83% of the aggregate number of meetings of our Board and Board committees of which he or she was a member held during 2010, or if shorter, the period of time he or she served on our Board and its committees. We encourage directors to attend our annual stockholder meetings, and, except for Messrs. Börjesson and Hicks, all then-serving directors attended the 2010 Annual Meeting of Stockholders.

Standing Board Committees

The table below shows the current membership of each committee of our Board. Our Board has determined that, as required by NYSE listing standards, all of the members of our audit, compensation and nominating committees are independent, with the members of the Audit Committee also satisfying the enhanced independence standards for audit committee members set forth in applicable SEC rules and NYSE listing standards.

Governance and
			Compensation and		Social
Name of	Audit		Executive Personnel		Responsibility		Finance
Non-Employee Director	Committee		Committee		Committee		Committee

Bradley A. Alford			X
Peter K. Barker	X						X	*
Rolf Börjesson					X		X
John T. Cardis	X	*					X
Ken C. Hicks	X				X
Peter W. Mullin							X
David E. I. Pyott			X	*	X
Debra L. Reed	X		X
Patrick T. Siewert	X						X
Julia A. Stewart			X		X	*

*	Indicates Committee Chairman.

Audit Committee

The Audit Committee held seven meetings during 2010 in addition to a continuing education session with members of Avery Dennison management and certain third party advisors. The Audit Committee is appointed by our Board to assist our Board with its oversight responsibilities in monitoring the following activities:

(i) the integrity of our financial statements;

(ii) the independent auditors’ qualifications and independence;

(iii) the performance of our internal audit function and the independent auditors; and

(iv) our compliance with legal and regulatory requirements.

A copy of the Audit Committee Charter is available in the “Corporate Governance” section of the “Investors” tab of our website at www.averydennison.com. Our Board has designated Messrs. Cardis and Barker as “audit committee financial experts” (as such term is defined by applicable SEC regulations).

Compensation and Executive Personnel Committee

The Compensation and Executive Personnel Committee met six times during 2010. The Compensation and Executive Personnel Committee is appointed by our Board to discharge our Board’s responsibilities relating to compensation of our directors, CEO and other executive officers, which includes the following activities:

(i) reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives, and determining and approving the CEO’s overall compensation level based on this evaluation, subject to ratification by our Board for any grant or award to the CEO intended to qualify for the performance-based compensation exemption from the limitation on deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code;

(ii) reviewing and approving (a) the annual base salaries and annual incentive opportunities of the CEO and senior executives, and (b) as applicable to the CEO and our other executive officers, (A) other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; (B) employment agreements and severance agreements, (C) change-in-control agreements and change-in-control provisions affecting compensation and benefits and (D) any special or supplemental compensation and benefits, including supplemental retirement benefits and perquisites;

(iii) making recommendations to our Board on our compensation strategy, incentive plans and benefit programs for Avery Dennison employees;

(iv) overseeing and periodically assessing any material risks associated with our compensation policies and programs;

(v) recommending to our Board appropriate compensation programs and levels for our non-employee directors;

(vi) conducting an annual review of the CEO’s performance and periodically reporting to our Board on succession planning for the CEO and senior executives; and

(vii) reviewing our disclosure with respect to executive and director compensation and recommending to our Board that the Compensation Discussion and Analysis be included, together with the Compensation and Executive Personnel Committee Report, in the annual proxy statement.

A copy of the Compensation and Executive Personnel Committee’s Charter is available in the “Corporate Governance” section of the “Investors” tab of our website at www.averydennison.com.

The Compensation and Executive Personnel Committee works with an external compensation consultant to assist it in discharging its responsibilities. During 2010, Towers Watson was engaged as the compensation consultant for the Compensation and Executive Personnel Committee. Reporting directly to the Compensation and Executive Personnel Committee, Towers Watson performed no work for us in 2010 other than its work providing executive compensation consulting services to the Committee.

During 2010, in addition to providing assistance with establishing the annual components of executive compensation, the Compensation and Executive Personnel Committee’s compensation consultant, Towers Watson, provided support in several areas, including:

(i) undertaking a review of our director compensation program compared to two benchmark groups of companies (General Industry Companies in the Fortune 250 to 500, and the Materials and Industrial subsets of the S&P 500) and recommending an increase to Board retainers and a change to the equity portion of director compensation, in each case to set our director compensation more competitively;

(ii) conducting a pay-for-performance study that analyzed the alignment of our executive compensation with our financial performance in relation to the 49 companies in the S&P 500 Industrials and Materials subsets ranging from one-half to two times our size; and

(iii) performing an analysis of our overall executive perquisite and supplemental benefit program in light of current market practices and a range of alternative approaches to deliver such benefits.

For more information on Towers Watson, see Compensation Discussion and Analysis — Independent Compensation Consultant.

Governance and Social Responsibility Committee

The Governance and Social Responsibility Committee met twice during 2010; the Nominating and Governance Committee and the Ethics and Conflict of Interest Committee, which merged to form the

Governance and Social Responsibility Committee in April 2010, met twice and once, respectively, during 2010. The functions of the Governance and Social Responsibility Committee are to:

(i) assist our Board by identifying individuals qualified to become Board members consistent with criteria approved by our Board and to recommend to our Board the director nominees for the next annual meeting of stockholders, as well as between annual meetings when appropriate;

(ii) review and reassess the adequacy of our Corporate Governance Guidelines and recommend to our Board any proposed changes;

(iii) oversee the evaluations of our Board’s performance;

(iv) recommend to our Board, directors for membership on committees of our Board;

(v) review key corporate social responsibility initiatives, including matters of interest to our stockholders, the business community and the general public;

(vi) review with management our business operations and practices with respect to matters such as sustainability and corporate citizenship;

(vii) oversee the effectiveness of our Values and Ethics Program and the Code of Conduct; and

(viii) report and make recommendations to our Board in instances where it is believed that a significant conflict of interest could exist or when significant questions arise related to the interpretation or enforcement of our Legal and Ethical Conduct Policy.

A copy of the Governance and Social Responsibility Committee’s Charter is available in the “Corporate Governance” section of the “Investors” tab of our website at www.averydennison.com.

Finance Committee

In addition to the aforementioned committees required by applicable SEC rules and NYSE listing standards, we also have a Finance Committee, which met three times during 2010. The Finance Committee is appointed by our Board to assist it with consideration of matters relating to our financial affairs and capital requirements and in such capacity may perform the following duties on behalf of our Board:

(i) provide an overview of our financial planning policies and practices;

(ii) carry out special assignments for our Board; and

(iii) review our capital structure strategies, including our stockholder distributions and financing requirements.

Board Leadership Structure

Combined Chairman and Chief Executive Officer

As described in our Corporate Governance Guidelines, our Board has no specific policy with regard to the combination or separation of the offices of Chairman of our Board (“Chairman”) and CEO. Our Board believes that, in part because assigning the responsibilities of these roles can be a useful component of succession planning, our Board leadership structure and who should serve as Chairman and, if appropriate, Lead Independent Director, should be reevaluated periodically by our Board through the Governance and Social Responsibility Committee.

Mr. Scarborough was elected by our Board as President and CEO in May 2005, having served as President and Chief Operating Officer since May 2000, when he also became a member of our Board. As President and CEO, Mr. Scarborough is responsible for the general supervision, direction and control of the business and affairs of the Company, for which he has served in various leadership positions since 1983. On February 26, 2010, our Board elected Mr. Scarborough to the additional role of Chairman (in an executive session at which he was not present), effective upon the retirement of Kent Kresa, our former Chairman, on April 22, 2010. Mr. Kresa retired as Chairman due to his reaching the age of 72, in accordance with our Corporate Governance Guidelines.

In making its decision to combine the roles of Chairman and CEO in February 2010, our Board determined that it was in the best interests of the Company and its stockholders to leverage Mr. Scarborough’s in-depth operational, financial and managerial experience and knowledge as President and CEO with his extensive familiarity with the discharge of our Board’s oversight responsibilities as a director, particularly in light of the challenging business environment the Company had been facing during the global economic downturn. The Governance and Social Responsibility Committee reevaluated our Board leadership structure in February 2011 and recommended to our Board that Mr. Scarborough continue to serve as Chairman because he (i) remains best positioned to identify matters of operating and strategic importance for our Board as our Board looks to support management in achieving our long-term goals, and (ii) has served as an effective bridge between management and our Board since his election as Chairman, noting that evaluations of his performance in such role had been favorable during the 2010 Board evaluation process. Our Board determined to continue Mr. Scarborough’s service as Chairman, based on its view that the combined leadership structure enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both our Board and management.

Lead Independent Director

With the combined roles of Chairman and CEO and to provide independent oversight of Board decision-making, our Board believes that it is appropriate to have a Lead Independent Director. Our Corporate Governance Guidelines describe the duties of the Lead Independent Director, which include the following:

(i) to preside over executive sessions of our Board and meetings of our Board at which the Chairman is not present;

(ii) to serve as liaison between the Chairman and the non-management directors;

(iii) to approve information sent to our Board;

(iv) to approve meeting agendas and meeting schedules to ensure that appropriate items are discussed and there is sufficient time for discussion of all agenda items;

(v) to have the authority to call meetings of the non-management directors; and

(vi) to consult and communicate directly with our major stockholders if and as requested.

On February 26, 2010, in conjunction with its election of Mr. Scarborough as Chairman, our Board elected Mr. Pyott as Lead Independent Director (with Mr. Pyott abstaining from the vote), effective upon Mr. Kresa’s retirement as Chairman on April 22, 2010. In electing Mr. Pyott, our Board recognized his familiarity with the Company and the operations of our Board having served as our director since 1999, as well as his external qualifications to fulfill the duties described above, having served as chairman of the board of directors of Allergan, Inc. since February 2006. In connection with its review of our Board leadership structure in February 2011, the Governance and Social Responsibility Committee recommended to our Board that Mr. Pyott remain as Lead Independent Director, noting that evaluations of his performance in such role had been favorable during our Board evaluation process. The Governance and Social Responsibility Committee further noted that Mr. Pyott’s chairmanship of the Compensation and Executive Personnel Committee and membership on the Governance and Social Responsibility Committee give him particular insights with regard to executive compensation and corporate governance matters, which are of significant concern to stockholders. Our Board determined to continue Mr. Pyott’s service as Lead Independent Director based on the Governance and Social Responsibility Committee’s recommendation.

Our Board believes it is important to have executive sessions, with and without the Chairman/CEO. During 2010, Mr. Pyott presided as Lead Independent Director at the two executive sessions of non-management directors (which excluded Mr. Scarborough) and one executive session of independent directors only (which also excluded

Mr. Mullin) that were held after Mr. Pyott was elected as Lead Independent Director. Our former non-executive Chairman, Mr. Kresa, presided at the executive session of non-management directors held in 2010 before Mr. Pyott’s election. Mr. Pyott is expected to preside at all executive sessions in 2011.

Communications with our Board of Directors

Stockholders and other interested parties may write to our Board, any Committee, the Lead Independent Director or any individual director concerning business-related matters other than accounting and auditing matters to such party or individual c/o Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders and other interested parties interested in communicating regarding the Audit Committee Complaint Procedures for Accounting and Auditing Matters may write to John T. Cardis, Chairman of the Audit Committee c/o Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103.

Risk Oversight

Although our management is responsible for the day-to-day management of risks to the Company, our Board has broad oversight responsibility for our risk management programs, including enterprise strategic risk oversight. In this oversight role, our Board is responsible for satisfying itself that the risk management processes designed and implemented by our management are functioning, and that necessary steps are taken to foster a culture of risk-adjusted decision-making within the organization. In carrying out its oversight responsibility, our Board has delegated to individual Board Committees certain elements of its oversight function. In this context, the Audit Committee regularly discusses our risk assessment and risk management processes to ensure that risk management programs are effective. Employees who supervise various day-to-day risks provide reports and information to Board Committees and when appropriate to our Board. Our Board receives updates from its Committees on individual areas of risk, including the following:

(i) updates on accounting, credit, operational, financial reporting, and environmental, health and safety risks from the Audit Committee;

(ii) updates on financing related matters and risks, including liquidity risk, from the Finance Committee;

(iii) updates on compensation program issues and related risks, including the extent to which our compensation programs may promote excessive risk-taking as described below, from the Compensation and Executive Personnel Committee (see also Relationship of Risk to Compensation Policies and Practices following the Summary Compensation Table in this proxy statement); and

(iv) updates on corporate governance, business ethics and conflict of interest matters and related risks from the Governance and Social Responsibility Committee

We identify and discuss significant potential risks to the Company in our public disclosures.

Selection of Director Nominees

Nominees for directorship are recommended by the Governance and Social Responsibility Committee for nomination by our Board and election by the stockholders. The Governance and Social Responsibility Committee is responsible for reviewing with our Board the requisite skills and characteristics of new Board members, as well as the composition of our Board as a whole. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Governance and Social Responsibility Committee seeks nominees to recommend to our Board with a broad diversity of experience, professions, skills, geographic representation and background, which may include consideration of personal characteristics such as race, gender and national origin.

In considering whether to recommend any candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Social Responsibility

Committee applies a number of criteria, as described in our Corporate Governance Guidelines. This assessment includes consideration of the following criteria:

•	qualifications as independent;

•	relevant business experience (considering factors such as size, the particular industry, scope, complexity and international operations);

•	attendance;

•	time commitments;

•	conflicts of interest;

•	ability to contribute to the oversight and governance of the Company; and

•	ability to represent the balanced interests of stockholders as a whole, rather than those of any special interest group in the context of the needs of our Board.

The Governance and Social Responsibility Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a mix of complementary experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

The Governance and Social Responsibility Committee reviews the qualifications of any candidate with those of current directors to determine coverage and gaps in experience in relevant industries and in diverse functional areas, such as finance, manufacturing, technology, and investing. Sources for identifying potential nominees may include members of the Governance and Social Responsibility Committee, other Board members, our executive officers, third-party search firms, and stockholders. The Governance and Social Responsibility Committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates.

Stockholder Submission of Director Nominees

Stockholders desiring to make recommendations concerning new directors should submit the candidate’s name, together with the candidate’s biographical information, professional experience and written consent to nomination, to the Governance and Social Responsibility Committee of our Board of Directors, c/o Secretary, Avery Dennison Corporation, 150 North Orange Grove Boulevard, Pasadena, California 91103. Stockholders wishing to nominate new directors for election at an annual meeting must comply with the additional requirements described in this proxy statement under GENERAL — Stockholder Proposals.

2011 Nominees and Continuing Directors

The following pages provide information for each of the nominees for election at the Annual Meeting and each director whose term continues, including his or her age, positions held, current principal occupation and business experience during the past five years, as well as the names of other publicly-held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director’s experience, qualifications, attributes and skills, which led our Board to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity and an adherence to high ethical standards, as well as a commitment to representing the long-term interests of stockholders. In addition, each has demonstrated business leadership skills and an ability to exercise sound judgment, as well as a commitment to servicing Avery Dennison and our Board.

DIRECTOR NOMINEES

Your Board of Directors recommends a vote FOR each of the three nominees below. The persons named as proxies will vote FOR the election of each of the three nominees, unless stockholders specify otherwise. If elected, these directors will hold office until the 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

Peter K. Barker, age 62. Mr. Barker has been our director since January 2003. Since September 2009, he has been the Chairman of California for, and member of the Executive Committee of, JPMorgan Chase & Company, a global financial services firm. From November 1971 through November 2003, Mr. Barker was with Goldman Sachs & Co., an investment banking, securities and investment management firm, serving as a general partner from 1982 through 1998. Mr. Barker is also a director of Fluor Corporation, an engineering, procurement, construction, and maintenance services company, serving on its audit and governance committees. During the past five years, Mr. Barker has been a private investor and also served as a director of GSC Investment Corp., a specialty finance company, and Stone Energy Corporation, an oil and natural gas exploration and production company.

Our Board concluded that Mr. Barker should serve as a director on our Board in light of his managerial experience as a chairman of a division with over 18,000 employees and his membership on the executive committee of a global financial services firm. Mr. Barker has more than thirty-seven years of experience in the investment banking and investment management profession, having advised companies on capital structure, strategic planning, financings, recapitalizations, acquisitions and divestitures. Our Board recognized Mr. Barker’s previous service on the finance committees of two public companies and the audit committees of four public companies in appointing him Chairman of the Finance Committee and as a member of the Audit Committee.

Ken C. Hicks, age 58. Mr. Hicks has been our director since July 2007. Since August 2009, Mr. Hicks has been President, Chief Executive Officer and Director — and since February 2010, he has also been Chairman — of Foot Locker, Inc., a specialty athletic retailer. From January 2005 through July 2009, Mr. Hicks was the President and Chief Merchandising Officer of J.C. Penney Company, Inc., a retailing company. From July 2002 through December 2004, Mr. Hicks was President and Chief Operating Officer of J.C. Penney Company, Inc. From January 1999 through February 2002, he was President of Payless ShoeSource, Inc. During the past five years, Mr. Hicks also has served as a director of J.C. Penney Company, Inc.

Our Board concluded that Mr. Hicks should serve as a director on our Board in light of his managerial and operational experience as a president, chief executive officer and chief merchandising officer. Mr. Hicks’ twenty-eight years of experience in the retail and apparel industries provide our Board with valuable insights on industries that are the primary customers of one of our business segments. In light of his experience certifying financial statements as chief executive officer of a public company and overseeing governance-related matters as chairman of that company, our Board has appointed Mr. Hicks as a member of the Audit Committee and the Governance and Social Responsibility Committee.

Debra L. Reed, age 54. Ms. Reed has been our director since October 2009. Since April 2010, Ms. Reed has served as Executive Vice President of Sempra Energy, an energy services holding company. From February 2007 through March 2010, Ms. Reed was Chairman, President and Chief Executive Officer of Southern California Gas (“SoCal Gas”) and San Diego Gas & Electric (“SDG&E”), both of which are regulated utilities in California and divisions of Sempra Energy. From April 2004 through October 2006, she served as Chief Operating Officer, and in October 2006 she became President and Chief Executive Officer, of SoCal Gas and SDG&E. Prior to April 2004, Ms. Reed was the Chief Financial Officer of SoCal Gas and SDG&E. Ms. Reed also serves on the board of Halliburton Company, a provider of products and services to the energy industry, currently chairing its nominating and corporate governance committee and serving on its compensation committee. During the past five years, Ms. Reed also served as a director of Genentech, Inc., a biotechnology company that is no longer publicly held, chairing its audit committee.

Our Board concluded that Ms. Reed should serve as a director on our Board in light of her management leadership experience at two California regulated utilities, one of which is the largest gas distribution company in the United States, as well as her thirty years of experience in the energy services industry. Ms. Reed also serves on the executive management team of a large public company. Ms. Reed has served on the audit and compensation committees of two public companies; based in part on that previous experience with these responsibilities, our Board has appointed Ms. Reed to the Audit Committee and the Compensation and Executive Personnel Committee.

CONTINUING DIRECTORS

Bradley A. Alford, age 54. Mr. Alford has been our director since April 2010, having been identified to our Board by Korn/Ferry, an executive search firm. His present term expires in 2013. Since January 2006, Mr. Alford has been Chairman and Chief Executive Officer of Nestlé USA, a food and beverage company. Prior to that date, Mr. Alford served as President and Chief Executive Officer of Nestlé Brands Company, an operating unit of Nestlé USA, after holding various leadership positions in the U.S. and abroad since joining the company in 1980.

Our Board concluded that Mr. Alford should serve as a director on our Board in light of his domestic and international experience as chairman and chief executive officer of a consumer packaged goods company with $12 billion in sales. Nestlé USA sells products across the food and beverage sectors, which is one of the market segments to which one of our business segments indirectly sells. In addition, Mr. Alford has significant experience integrating businesses and has held assignments outside the United States. As chief executive officer of a company with over 26,000 employees, Mr. Alford brings significant experience regarding compensation matters to the Compensation and Executive Personnel Committee, to which our Board has appointed him.

Rolf Börjesson, age 68. Mr. Börjesson has been our director since January 2005, with a present term expiring in 2013. Since May 2008, Mr. Börjesson has been the Retired Chairman of Rexam PLC, a consumer packaging company traded on the London Stock Exchange. From May 2004 through April 2008, Mr. Börjesson was non-executive Chairman of Rexam. From 1996 through May 2004, Mr. Börjesson served as Chief Executive Officer of Rexam. Mr. Börjesson is also a director of SCA AB (Svenska Cellulosa Aktiebolaget), a pulp and paper manufacturer traded on the Stockholm Stock Exchange; and Huhtamäki Oyj, a manufacturer of consumer and specialty packaging traded on the Helsinki Stock Exchange.

Our Board concluded that Mr. Börjesson should serve as a director on our Board in light of his international experience as a chairman and chief executive officer, as well as his over forty years of experience in the consumer packaging and manufacturing industries. Mr. Börjesson has served on the board of directors of companies publicly held in the United Kingdom, Sweden and Finland. Recognizing his prior service on the finance committee of Rexam and on the nomination committees of SCA and Huhtamäki, our Board has appointed Mr. Börjesson a member of the Finance Committee and the Governance and Social Responsibility Committee.

John T. Cardis, age 69. Mr. Cardis has been our director since October 2004; his present term expires in 2012. Mr. Cardis is currently a private investor, having retired in May 2004 as National Managing Partner — Global Strategic Clients of Deloitte & Touche USA LLP, an audit, tax, consulting and financial advisory services firm. From June 1991 through June 1999, Mr. Cardis served as Office Managing Partner, Los Angeles, for Deloitte & Touche. He was also a member of Deloitte’s executive committee and board of directors. Mr. Cardis currently serves as a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company. In addition, during the past five years, Mr. Cardis also served as a director of Energy East Corporation, a natural gas and electricity company.

Our Board concluded that Mr. Cardis should serve as a director on our Board in light of his forty-plus years of experience auditing complex, global public companies. In addition, Mr. Cardis has substantial management experience, having served on the executive committee of Deloitte & Touche for eighteen years, the firm’s board of directors for eight years and managing partner of the firm’s second largest U.S. office for eight years. Mr. Cardis is also a major owner and manager of a real estate development company, providing him with expertise in financing, operations, marketing and sales. In light of his training as a certified public accountant (now inactive), his substantial experience as audit partner and advisory partner on numerous major accounts during which he worked with over thirty audit committees and boards of directors, and his tenure as chairman of the audit committee of Edwards Lifesciences, our Board has appointed Mr. Cardis Chairman of the Audit Committee. Mr. Cardis’s substantial financial experience also led to our Board’s appointment of him as a member of the Finance Committee.

Peter W. Mullin, age 70. Mr. Mullin has been our director since January 1988; his present term expires in 2013. Since November 2008, Mr. Mullin has been Chairman Emeritus of MullinTBG, an executive compensation, benefit planning and corporate insurance consulting firm. From March 2006 through October 2008, Mr. Mullin was Chairman of MullinTBG. Prior to March 2006, he was Chairman of Mullin Consulting, Inc.; prior to July 2003, Mr. Mullin also served as its Chief Executive Officer. Mr. Mullin served as Chairman of M Financial Holdings, Inc., one of the largest reinsurance companies in the United States, and its wholly-owned subsidiary, M Life Insurance Company. During the past five years, Mr. Mullin also served as a director of Mrs. Fields Holding Company, Inc., a bakery and café retailer that is no longer publicly held.

Our Board concluded that Mr. Mullin should serve as a director on our Board in light of his experience as a chairman and chief executive officer, as well as his forty years of experience in the executive benefit services and corporate insurance profession. He served on the compensation committee of Mrs. Fields Holding Company until his resignation from its board of directors in 2008. Mr. Mullin serves as director, trustee or in other leadership roles on several non-profit, educational and charitable organizations, demonstrating a commitment to social responsibility recognized by our Board. Due to the ongoing business relationship between MullinTBG and the Company, Mr. Mullin does not serve on any committee requiring independent members under NYSE rules; however, Mr. Mullin does serve as a member of the Finance Committee.

David E.I. Pyott, age 57. Mr. Pyott has been our director since November 1999, with a present term expiring in 2012. Since February 2006, Mr. Pyott has been Chairman and Chief Executive Officer of Allergan, Inc., a global healthcare company. From April 2001 through January 2006, Mr. Pyott was Chairman, President and Chief Executive Officer — and from January 1998 through March 2001, he was President and Chief Executive Officer — of Allergan. Mr. Pyott is also a director of Edwards Lifesciences Corporation, a cardiovascular disease treatment company, currently serving on the audit and public policy committees and previously having served on the compensation and governance committee. During the past five years, Mr. Pyott also served as a director of Pacific Mutual Holding Company, a holding company for life insurance, annuity, mutual fund, and pension services.

Our Board concluded that Mr. Pyott should serve as a director on our Board in light of his management experience as a chairman, president and chief executive officer of a global company, as well as his thirty years of international and domestic experience in the health care industry. Having served as Chairman and Chief Executive Officer of Allergan, as well as a member of the compensation and governance committees of Edwards Lifesciences, Mr. Pyott has been appointed by our Board as Chairman of the Compensation and Executive Personnel Committee and a member of the Governance and Social Responsibility Committee. In addition, leveraging his board stewardship experience and decade-plus familiarity with the Company, Mr. Pyott was elected by our Board as Lead Independent Director in April 2010.

Dean A. Scarborough, age 55. Mr. Scarborough has been our director since May 2000 and our Chairman since April 2010. Mr. Scarborough’s present term expires in 2012. Since April 2010, Mr. Scarborough has been our Chairman, President and Chief Executive Officer. From May 2005 through March 2010, Mr. Scarborough served as our President and Chief Executive Officer, having served as our President and Chief Operating Officer from May 2000 through April 2005. From November 1999 through April 2000, Mr. Scarborough served as Group Vice President of our Fasson Roll Worldwide division. Prior to November 1999, he held other executive positions with the Company. Mr. Scarborough is also a director of Mattel Corporation, a manufacturer and marketer of toys and family products, where he is a member of the governance and social responsibility committee.

Our Board concluded that Mr. Scarborough should serve as a director on our Board in light of his twenty-five years of international and domestic experience in the pressure-sensitive materials industry, the last six years as our Chief Executive Officer and the last eleven years as our President. Our Board recognizes the need to have management participation on our Board, believing among other things that Mr. Scarborough has demonstrated expertise in the sectors in which the Company operates and can assist our Board in exercising its oversight of risks applicable to the Company.

Patrick T. Siewert, age 55. Mr. Siewert has been our director since April 2005; his present term expires in 2013. Since April 2007, Mr. Siewert has been a Managing Director for The Carlyle Group, a private global alternative investment firm. From February 2006 through March 2007, he was a Senior Advisor to The Coca-Cola Company, a worldwide beverage company. From August 2001 through February 2006, Mr. Siewert was Group President, Asia for The Coca-Cola Company. Mr. Siewert is also a director of Computime Group Ltd., a manufacturer of home and commercial control products. He is also a director of various publicly-listed Carlyle-invested companies, including Natural Beauty Ltd., a manufacturer and distributor of personal care products, and C. P. Pokphand Co. Ltd., a feed producer in China, both traded on the Hong Kong stock exchange. In addition, he is a director of China Fishery Group Limited, an industrial fishing company traded on the Singapore stock exchange.

Our Board concluded that Mr. Siewert should serve as a director on our Board in light of his experience with an investment company as a managing director and in the consumer goods industry as a group president, as well as his thirty-plus years of international and domestic business experience. With his background in the consumer, retail, healthcare and media industries in Asia (excluding Japan), Mr. Siewert brings substantial experience related to one of our major geographic regions, as well as with regard to customers in each of our business segments. Mr. Siewert serves on the board of directors of several international companies. Because of his extensive financial and investment experience, as well as his service on the audit committee of three foreign public companies, our Board has appointed Mr. Siewert to the Audit Committee and the Finance Committee.

Julia A. Stewart, age 55. Ms. Stewart has served as our director since January 2003; her present term expires in 2012. Since June 2008, Ms. Stewart has been Chairman and Chief Executive Officer of DineEquity, Inc. (formerly IHOP Corporation), which owns, operates and franchises the IHOP and Applebee’s restaurant chains. From May 2006 through May 2008, Ms. Stewart was Chairman and Chief Executive Officer, and from May 2002 through April 2006, Ms. Stewart was President, Chief Executive Officer and Chief Operating Officer, of IHOP Corporation.

Our Board concluded that Ms. Stewart should serve as a director on our Board in light of her strategic leadership experience as a chairman, president and chief executive officer of the world’s largest full service restaurant company. As chairman and chief executive officer of DineEquity, Ms. Stewart is primarily responsible for brand positioning, franchise development, risk assessment, financial reporting and corporate governance, and she brings her expertise to our Board as director, as well as Chairman of the Governance and Social Responsibility Committee and a member of the Compensation and Executive Personnel Committee.

DIRECTOR COMPENSATION FOR 2010

The following table provides information regarding compensation earned by or awarded to our non-employee directors during 2010:

				Change in
	Fees			Pension
	Earned			Value and
	or Paid	Stock	Option	NQDC	All Other
Name	in Cash(1)	Awards(2)	Awards(3)	Earnings(4)	Compensation(5)	Total

Bradley A. Alford(6)	$60,750	$47,946	$51,656	—	$10,000	$170,352
Peter K. Barker	$96,500	$47,946	$51,656	—	$10,000	$206,102
Rolf Börjesson	$80,000	$47,946	$51,656	—	—	$179,602
John T. Cardis	$115,500	$47,946	$51,656	—	$10,000	$225,102
Ken C. Hicks	$87,500	$47,946	$51,656	—	—	$187,102
Peter W. Mullin	$75,500	$47,946	$51,656	$13,648	$10,000	$198,750
David E.I. Pyott	$118,300	$47,946	$51,656	$15,314	$10,000	$243,216
Debra L. Reed	$93,500	$47,946	$51,656	—	$10,000	$203,102
Patrick T. Siewert	$86,000	$47,946	$51,656	—	—	$185,602
Julia A. Stewart	$99,500	$47,946	$51,656	—	$10,000	$209,102
Richard M. Ferry(7)	$38,666	$15,994	$17,222	$13,131	$10,000	$95,013
Kent Kresa(7)	$80,834	$15,994	$17,222	$2,440	$10,000	$126,490

(1)	Amounts represent retainers and meeting fees earned by the directors in 2010. Directors are able to elect to defer all or a portion of their fees into the Director Variable Deferred Compensation Plan or the Directors Deferred Equity Compensation Plan.

Fees paid to Mr. Cardis in 2010 include payment for telephonic meetings held in prior years for which Mr. Cardis was erroneously paid the member Committee meeting fee rather than the Chairman Committee meeting fee.

(2)	Beginning in 2010, we started granting directors stock awards in the form of restricted stock units (“RSUs”). Amounts do not reflect compensation actually received by the directors; rather, the amounts are the aggregate grant date fair value of RSUs granted during 2010 in accordance with ASC Topic 718, which is defined under Director Equity Compensation and Stock Ownership. The fair value of RSUs was estimated as of the date of grant adjusted for foregone dividends. These RSUs lapse ratably over a period of three years. As of December 31, 2010, each director serving on that date held a total of 1,310 RSUs; the restrictions on the RSUs held by Messrs. Ferry and Kresa lapsed in connection with their April 2010 retirement from our Board and those RSUs were released.

(3)	Amounts do not reflect compensation actually received by the directors; rather, the amounts shown are the aggregate grant date fair value of options granted during 2010, without adjustment for forfeitures. The fair value of options was estimated as of the date of grant using the Black-Scholes option-pricing model. This model requires input assumptions for expected dividend yield, expected volatility, risk-free interest rate and the expected life of the option awards. Refer to footnote 5 of the Summary Compensation Table for more information on these assumptions. Options vest ratably over a period of three years and expire after ten years. As of December 31, 2010, the directors serving on that date held stock options, including vested and unvested options as of such date, as follows: Mr. Alford — 5,027; Mr. Barker — 22,027; Mr. Börjesson — 18,027; Mr. Cardis — 20,027; Mr. Hicks — 14,027; Mr. Mullin — 21,027; Mr. Pyott — 21,027; Ms. Reed — 10,027; Mr. Siewert — 18,027; and Ms. Stewart — 22,027. Messrs. Ferry and Kresa each had a total of 17,676 options as of December 31, 2010.

(4)	NQDC means nonqualified deferred compensation. For Mr. Mullin, the amount includes above-market earnings during fiscal year 2010 on fees that were deferred prior to fiscal year 2010 under the DVDCP (the fixed-rate alternatives that was frozen prior to 2010 and are no longer open for additional Company or director contributions). For Messrs. Mullin and Pyott, amounts include the change in present value of their benefit under a director retirement plan that was frozen effective December 31, 2002, based on an interest rate for present values of 5.5% as of December 31, 2010.

(5)	Amounts reflect our matching gifts for contributions made by directors during 2010 to charitable and/or educational institutions.

(6)	Mr. Alford joined our Board in April 2010.

(7)	Messrs. Ferry and Kresa retired from our Board following the 2010 annual meeting due to their having reached the age of 72, as required by our Corporate Governance Guidelines. In 2010, Messrs. Ferry and Kresa each received cash and stock and option awards prorated for his respective period of service during the year.

Director Deferrable Cash Compensation

In February 2010, based on a review by Towers Watson of our director compensation program compared to two benchmark groups of companies (General Industry Companies in the Fortune 250 to 500, and the Materials and Industrial subsets of the S&P 500), the Compensation and Executive Personnel Committee (i) increased the amount of our Board retainer by $10,000; (ii) increased the amount of our Audit Committee Chair retainers by $5,000; and (iii) increased the amount of our other Committee Chair retainers by $2,500, in each case in an effort to set our director compensation around the median of the benchmark companies. Meeting fee compensation was unchanged. For 2010 and 2011, in addition to an annual equity grant of $100,000, denominated 50% in restricted stock units and 50% in an option to purchase shares of our common stock, as described in Director Equity Compensation and Stock Ownership below, the retainers and meeting fees for our non-employee directors were as follows:

Annual Board retainers:
Lead Independent Director	$85,000
Director	$65,000
Annual Committee Chairman retainers:
Audit Committee Chairman	$15,000
Compensation and Executive Personnel Committee Chairman	$12,500
Finance Committee Chairman	$7,500
Governance and Social Responsibility Committee Chairman	$7,500
Meeting Fees:
Board Meeting	$1,500
Committee Meeting (Chairman)	$2,000
Committee Meeting (Member)	$1,500

Because he is our President and CEO, Mr. Scarborough receives no additional fees for services rendered in his capacity as Chairman.

Directors currently may choose to receive their retainers and meeting fees in (i) cash; (ii) deferred stock units to an individual account established in their name under the Directors Deferred Equity Compensation Plan (“DDECP”), which deferred stock units will be converted into shares of our common stock upon the director’s retirement; or (iii) a combination of cash and deferred stock units. Dividend equivalents are credited in the form of stock units to the accounts of directors who participate in the DDECP, which represent the value of the dividends per share paid by the Company, calculated with reference to the number of stock units held by each director.

Messrs. Börjesson, Cardis and Siewert have elected to receive their retainers and meeting fees in cash; Mr. Hicks receives half of his retainers and meeting fees in cash and the other half in deferred stock units under the DDECP. The remaining directors receive their retainers and meeting fees in deferred stock units under the DDECP, except for Mr. Mullin who defers his fees to an individual account established under the Director Variable Deferred Compensation Plan (“DVDCP”), under which deferred fees accrue earnings at the rate of return of certain bond and equity investment funds managed by an insurance company. As of December 31, 2010, the following directors held stock units in the DDECP, in the amounts indicated:

DDECP BALANCE AT DECEMBER 31, 2010

Name of Non-Employee Director	Number of Deferred Stock Units

Bradley A. Alford	1,648
Peter K. Barker	8,588
John T. Cardis	324
Ken C. Hicks	4,033
David E. I. Pyott	22,747
Debra L. Reed	3,059
Julia A. Stewart	15,247

We also have a matching gift program under which we will match an amount of up to $10,000 that a director contributes to charitable and/or educational institutions.

Director Equity Compensation and Stock Ownership

In February 2010, based on the Towers Watson review described above, the Compensation and Executive Personnel Committee changed the equity portion of director compensation to bring uniformity with the approach used for our executives. As a result of the changes, each non-employee director who was a member of our Board in 2010 received an annual equity grant of $100,000, denominated 50% in restricted stock units (“RSUs”) and 50% in stock options. On April 22, 2010, each such director received 1,310 RSUs and an option to purchase 5,027 shares of our common stock at an exercise price of 100% of the fair market value of our common stock on the date of grant. The amount of RSUs granted to directors in 2010 was determined using the aggregate grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718” and formerly known as Statement of Financial Accounting Standards No. 123(R)), with the fair value estimated as of the date of grant adjusted for foregone dividends; the amount of stock options granted to directors in 2010 was estimated as of the date of grant using the Black-Scholes option-pricing model. The RSUs and stock options granted to directors vest ratably over three years, except that all unvested RSUs and stock options held by a director when he or she retires from our Board at or after age 72 in accordance with our Corporate Governance Guidelines become fully vested on the date of such retirement. The stock options granted to directors expire after ten years.

To help ensure that the interests of directors are aligned with those of stockholders, our stock ownership policy requires that non-employee directors acquire and maintain a minimum equity interest in the Company equal to the lesser of five times the annual Board retainer divided by our stock price or 6,500 shares. See Exhibit A attached to this proxy statement for further information concerning these guidelines. The Governance and Social Responsibility Committee reviewed non-employee director ownership levels in December 2010 and determined that, except for the two newest directors who have five years to achieve the minimum ownership levels in accordance with our policy, each director owned shares in excess of the minimum level required by the stock ownership guidelines. To our knowledge, based solely on our review of written representations from our directors, none of our directors purchased financial instruments designed to hedge or offset any decrease in the market value of Company common stock held, directly or indirectly, by them.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned by (i) each of our current directors, (ii) each of our named executive officers, and (iii) all current directors and executive officers as a group, in each case as of February 28, 2011.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership(1)		of Class

Dean A. Scarborough	990,018	(3)	(2)
Bradley A. Alford	3,761	(4)	(2)
Peter K. Barker	38,601	(5)	(2)
Rolf Börjesson	21,164	(6)	(2)
John T. Cardis	27,937	(7)	(2)
Ken C. Hicks	23,646	(8)	(2)
Peter W. Mullin	109,150	(9)	(2)
David E. I. Pyott	45,360	(10)	(2)
Debra L. Reed	7,672	(11)	(2)
Patrick T. Siewert	25,963	(12)	(2)
Julia A. Stewart	38,497	(13)	(2)
Mitchell R. Butier	93,191	(14)	(2)
Daniel R. O’Bryant	425,001	(15)	(2)
Timothy S. Clyde	356,717	(16)	(2)
R. Shawn Neville	57,978	(17)	(2)
Donald A. Nolan	207,159	(18)	(2)
All Directors and Executive Officers as a Group (24 persons, including those named)	3,558,062	(19)	3.3%

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have voting and/or investment power with respect to such shares. Exercise prices for stock options for the persons referred to above on shares range from $20.64 to $67.80.

(2)	Less than 1%.

(3)	Includes 887,500 shares with respect to which Mr. Scarborough has the right to acquire upon exercise of vested stock options as of February 28, 2011 or within 60 days thereafter. Also includes 148 shares held by Mrs. Scarborough, as to which Mr. Scarborough disclaims beneficial ownership, and 2,761 shares issuable under stock units designated for Mr. Scarborough under our Capital Accumulation Plan (“CAP”) trust.

(4)	Mr. Alford joined our Board in April 2010. Includes 437 shares and 1,676 shares with respect to which Mr. Alford has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 1,648 stock units designated for Mr. Alford under the DDECP.

(5)	Includes 437 shares and 18,676 shares with respect to which Mr. Barker has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 8,588 stock units designated for Mr. Barker under the DDECP.

(6)	Includes 437 shares and 14,676 shares with respect to which Mr. Börjesson has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter.

(7)	Includes 437 shares and 16,676 shares with respect to which Mr. Cardis has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 324 stock units designated for Mr. Cardis under the DDECP.

(8)	Includes 437 shares and 10,676 shares with respect to which Mr. Hicks has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 4,033 stock units designated for Mr. Hicks under the DDECP.

(9)	Includes 437 shares and 17,676 shares with respect to which Mr. Mullin has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 802 shares issuable under stock units designated for Mr. Mullin under the CAP trust. Includes 3,000 shares held by Mrs. Mullin (405 shares of which are held in a trust), 24,000 shares held in a trust for the benefit of Mr. Mullin’s children, and 24,000 shares held in a trust for the benefit of Mr. Mullin’s grandchildren, in each case as to which Mr. Mullin disclaims beneficial ownership.

(10)	Includes 437 shares and 17,676 shares with respect to which Mr. Pyott has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 22,747 stock units designated for Mr. Pyott under the DDECP.

(11)	Includes 437 shares and 4,176 shares with respect to which Ms. Reed has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 3,059 stock units designated for Ms. Reed under the DDECP.

(12)	Includes 437 shares and 14,676 shares with respect to which Mr. Siewert has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter.

(13)	Includes 437 shares and 18,676 shares with respect to which Ms. Stewart has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter. Also includes 15,247 stock units designated for Ms. Stewart under the DDECP.

(14)	Includes 86,659 shares with respect to which Mr. Butier has the right to acquire upon exercise of vested stock options as of February 28, 2011 or within 60 days thereafter.

(15)	Includes 360,066 shares with respect to which Mr. O’Bryant has the right to acquire upon exercise of vested stock options as of February 28, 2011 or within 60 days thereafter. Also includes 17,967 shares of restricted stock that are scheduled to vest on August 14, 2012.

(16)	Includes 11,063 shares and 329,883 shares with respect to which Mr. Clyde has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter.

(17)	Includes 57,319 shares with respect to which Mr. Neville has the right to acquire upon exercise of vested stock options as of February 28, 2011 or within 60 days thereafter.

(18)	Includes 6,637 shares and 199,969 shares with respect to which Mr. Nolan has the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter.

(19)	Includes 27,601 shares and 3,080,826 shares with respect to which all executive officers and directors as a group have the right to acquire upon vesting of RSUs or upon exercise of vested stock options, respectively, as of February 28, 2011 or within 60 days thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities (collectively, “Insiders”), to file initial reports of ownership and reports of changes in ownership with the SEC. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations from certain Insiders that no other reports were required to have been filed for such Insiders, we believe that, during the 2010 fiscal year, our Insiders complied with the Section 16(a) filing requirements applicable to them.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (this “CD&A”) provides an overview and analysis of our executive compensation program and is intended to provide narrative background for the compensation principles and practices underlying the detailed information contained in the executive compensation tables that follow this CD&A. Refer to Additional Information Regarding Executive Compensation below for a series of tables containing information about the 2010 compensation of our named executive officers (the “NEOs”) as follows: Dean A. Scarborough, Chairman, President and CEO; Mitchell R. Butier, Senior Vice President and Chief Financial Officer (“CFO”); Daniel R. O’Bryant, Executive Vice President, Business Development and former CFO; Timothy S. Clyde, Group Vice President, Specialty Materials and Converting; R. Shawn Neville, Group Vice President, Retail Information Services; and Donald A. Nolan, Group Vice President, Roll Materials.

EXECUTIVE SUMMARY

Executive Compensation and Our Performance

The Compensation and Executive Personnel Committee (referred to in this CD&A as the “Committee”) designs our executive compensation program and sets compensation to provide overall packages that align compensation with our financial performance over time, with reference to the performance and compensation of our peers. We structure our performance-based compensation program to reward the NEOs based on our performance, as well as the individual executive’s contributions, to further motivate our executives and align their compensation with stockholder interests. For our executive officers, the largest component of their total direct compensation opportunity is performance-based; for fiscal year 2010, approximately 88% of Mr. Scarborough’s and approximately 77% of the other NEOs’ total direct compensation consisted of performance-based compensation.

The Committee allocates compensation between cash and equity compensation based on its assessment of our objectives and the competitive practices of other public companies. The NEOs are awarded incentive equity compensation tied to appreciation of our stock price: such appreciation directly impacts the realized value for options and the number of shares that may be earned from performance units, which are awarded only if certain pre-determined Company performance objectives are achieved. The targeted 2010 long-term equity incentive opportunity represented approximately 78% and 75% of the CEO’s and NEOs’ total performance-based compensation, respectively.

Performance-based Cash Compensation.  We reduced our debt by $287 million, while contributing $78 million to fund our pension obligations (over $50 million more than required), during 2010. We also increased the return of cash to stockholders by (i) repurchasing three million shares of our common stock in the fourth quarter of 2010, (ii) raising our quarterly dividend by 25% to $0.25 in 2011; and (iii) receiving Board authorization in 2011 to repurchase five million additional shares of our common stock. In addition, we delivered solid results,† including with respect to the following financial measures, which serve as performance objectives under our annual bonus program and are described in further detail under Annual Cash Bonus under Senior Executive Annual Incentive Plan:

•	Adjusted sales growth of almost 9% compared to 2009, with 2010 annual revenues in excess of $6.5 billion;

•	Adjusted earnings per share (“EPS”) of $2.97;

•	Free cash flow (“FCF”) of approximately $379 million.

We substantially exceeded our targeted corporate adjusted sales growth of 3%, adjusted EPS of $2.60 and FCF of $340 million, resulting in a financial modifier of 200% for each of the NEOs. Given the amount of the financial modifier and upon the recommendation of the CEO, the Committee determined to cap the individual modifiers for the NEOs at 100%, resulting in a bonus payment of 200% for each NEO, driven by the financial modifier.

Performance-based Equity Compensation.  In 2010, the CEO and other NEOs received long-term equity incentive compensation, with 60% in an option to purchase shares of our common stock and 40% in performance units (“PUs”) pursuant to our Mid-Term Incentive Program (“MTIP”), which PUs vest, if at all, at the end of a three-year performance cycle based on the Company meeting certain corporate performance objectives. See Long-term Incentives for 2010 below. Appreciation of our stock price directly impacts the realized value of the options, and the number of shares that may be earned with respect to PUs. As a result, the Committee believes that these long-term

† For complete information regarding our 2010 performance, stockholders are urged to read “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the audited consolidated financial statements and accompanying footnotes thereto contained in our 2010 Annual Report on Form 10-K filed with the SEC on February 28, 2011 and made available or mailed to stockholders with this proxy statement.

incentives appropriately align executive compensation with the long-term interests of stockholders. In addition to their 2010 equity grants, the NEOs were eligible for the following compensation:

•	For the 2008-2010 MTIP cycle, the performance objectives set for the PUs granted by the Committee in February 2008 were not achieved; as a result, those PUs were cancelled and no equity was received under the grant by eligible executives, including the CEO and other NEOs. See Mid-term Incentives Subject to Vesting Based on 2008-2010 MTIP Cycle below.

•	The 2005 and 2006 performance-based RSUs held by certain of the NEOs vested because our return on total capital (“ROTC,” which is the sum of net income and interest expense (after tax), divided by average total capital) at year-end 2010 was above the 67th percentile of the relevant peer group. See Performance-based Incentives Subject to Vesting Due to Achievement of Performance Objective in 2010 below.

Pay-for-Performance Alignment

In 2010, the Committee retained Towers Watson to analyze the alignment of NEO compensation with our financial performance in relation to 49 companies in the S&P 500 Industrials and Materials subsets ranging from one-half to two times our size. Based in part on this analysis for the 2007 to 2009 period, the Committee determined that our pay-for-performance alignment is strong because our:

•	Relative corporate performance was between the 25th and 50th percentiles. For this analysis, three-year corporate performance included the following measures: sales growth, return on total capital (which reflects both profitability and capital utilization), and total shareholder return (“TSR,” which measures the returns that a company has provided for its stockholders, reflecting share price movements plus dividends reinvested over the three-year period).

•	Relative NEO realizable compensation was also between the 25th and 50th percentiles. For this analysis, NEO realizable compensation included aggregate salary, actual bonuses paid and realizable gains on long-term incentive awards received during the three-year period. Realizable gains on long-term incentive awards were comprised of (i) the value of in-the-money stock options granted during the three-year period; (ii) the value of restricted stock units and other full-value share awards (if any) granted during the three-year period; (iii) the value of vested performance shares/units for performance cycles beginning and ending in the three-year period; and/or (iv) cash long-term incentive payouts for performance cycles beginning and ending in the three-year period.

Enhanced Compensation Governance

During 2010, the Committee approved several changes to our compensation programs, including:

•	freezing two of our U.S. defined benefit plans — the Avery Dennison Pension Plan (as amended, the “Pension Plan”) and the Benefit Restoration Plan (as amended, the “BRP”) — effective December 31, 2010, with pension benefits no longer accruing after December 31, 2010 and pension benefits accrued through such date preserved to be paid out to participants if fully vested at the time of retirement or other qualified event under the terms of the plans (see Benefits — Defined Benefit Retirement Plans below for further information);

•	freezing benefits for the two active participants under the Avery Dennison Corporation Supplemental Executive Retirement Plan (as amended and restated, the “SERP”) based on the participants’ average compensation as of December 31, 2010, rather than their final average compensation as of the date of retirement, with benefits continuing to be reduced by: (i) any benefits to which the participants would be otherwise entitled under the Pension Plan and BRP; (ii) certain Company contributions to our Employee Savings Plan (the “401(k) Plan”); (iii) fixed amounts representative of contributions (plus interest) to our deferred compensation plans; and (iv) estimated Social Security benefits (see Benefits — Defined Benefit Retirement Plans below for further information);

•	terminating all our remaining employment agreements with NEOs effective December 1, 2010, and allowing any employment agreements between the Company and other executive officers to expire without renewal on December 31, 2010, with such officers becoming participants in our Executive Severance Plan (the “Severance Plan”) and, if eligible, our Key Executive Change of Control Severance Plan (the “COC Severance Plan”) upon such termination or expiration (see Employment Agreements below for further information) such that in the event of a qualifying termination of employment following a change of control:

°	no NEO would be eligible to receive a payment in excess of two times the sum of his annual pay, highest annual bonus received in the preceding three years and the cash value of twelve months of his medical and dental benefits, except for Mr. Scarborough, who would be eligible to receive a payment of three times that sum; and

°	no NEO would be eligible to receive an excise tax gross-up‡ on any payment made, except for Mr. O’Bryant, whose separate retention agreement with the Company provides for an excise tax gross-up in the event a payment is made pursuant thereto. Mr. O’Bryant’s retention agreement expires August 14, 2012 and, if he remains employed by the Company after such date, he would not be entitled to any excise tax gross-up.

•	increasing the targeted ownership levels for executives under our existing stock ownership policy effective January 1, 2010 (see Executive Stock Ownership below for further information); and

•	replacing the existing enumerated perquisites and supplemental medical and dental benefits for Level 1 through Level 4 executives based in the United States (which group includes all of the NEOs) with a taxable executive benefit allowance that is not subject to any tax gross-up, thereby reducing the administrative expenses associated with administering a variety of separate perquisites (see Components of Compensation — Perquisites below for more information).

The changes described above were made by the Committee based upon its review of evolving compensation governance practices in the marketplace. In addition, during 2010, our incentive compensation recovery “clawback” policy adopted in 2009 was in effect. See Incentive Compensation Recovery (“Clawback”) Policy below for further information.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our Board believes that hiring and retaining effective leaders and providing appropriate incentives for executives are essential to our success in the marketplace and to creating an attractive investment for stockholders. The Committee has responsibility for establishing and implementing our executive compensation program and has developed a compensation strategy and supporting plans that tie a significant portion of executive compensation to our success in meeting specified performance goals and positively influencing the appreciation of our stock price. The objectives of this strategy are to attract and retain the best possible executive talent, motivate these executives to achieve our near- and long-term goals, link the interests of executives and stockholders through equity-based compensation and recognize both individual contributions and overall business results.

The Committee believes that our compensation program should be balanced, providing a mix of incentive plans that balance long-and mid-term objectives, provide potential upside for exceeding performance targets and downside risk for missing performance targets. In addition, the program should balance retention with reward for stockholder value creation, while also ensuring that the elements of the program, individually and in the aggregate, do not encourage excessive risk-taking.

‡ A “gross-up” under Section 280G of the Internal Revenue Code is a contract provision under which a company pays the excise tax (and associated taxes) with respect to the payments received by an individual in the event of a change of control, such that the individual is left with the full, normally taxable amount of the benefit to which the individual is entitled.

Committee Oversight of Executive Compensation

The Committee is appointed by our Board to manage our Board’s responsibilities relating to the compensation of our directors, CEO and other executive officers, including the remaining NEOs. As set forth in its charter, the Committee’s major responsibilities with respect to executive compensation are to:

(i) review and approve Company objectives and goals related to CEO compensation annually, evaluate the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s overall compensation level based on this evaluation. In determining the incentive components of the CEO’s compensation, the Committee considers our performance and strategic direction and the value of incentive awards to CEOs at companies of similar size. Following its approval thereof, the Committee submits the CEO’s compensation package to our Board for ratification;

(ii) review and approve the annual base salaries and annual incentive opportunities of the other executive officers, which may include both cash and equity awards and opportunities, employment agreements and severance agreements and change-in-control agreements and change-in-control provisions affecting compensation and benefits. In addition, the Committee provides periodic reports and makes recommendations to our Board on our compensation program for the other executive officers. The Committee also reviews and approves special or supplemental compensation and benefits for the CEO and other executive officers, including supplemental retirement benefits and perquisites. The Committee is also charged with oversight and periodic assessment of any material risks associated with our compensation policies and programs;

(iii) select, retain and terminate any compensation consultant used to assist the Committee in the evaluation of compensation for directors, the CEO and other executive officers. The Committee has sole authority to approve the consultant’s fees and other terms and conditions; and

(iv) conduct evaluations of, and make reports to, our Board on succession planning for the CEO and the CEO’s direct reports. To that end, the Committee meets throughout the year to review and discuss succession planning for the CEO and his direct reports. As part of this process, the Committee reviews executives’ skill sets, experience and readiness for their next roles. In addition, development plans are reviewed. Our Board also reviews succession planning and potential successors to the CEO annually.

The Committee reviews and evaluates the CEO’s annual performance and determines salary and incentive awards for the CEO, taking into account the Company’s performance, the CEO’s performance against objectives agreed upon by the Committee and the CEO at the beginning of the year, the CEO’s self-assessment of his annual performance and market reference and other data provided by the Committee’s compensation consultant. The CEO makes compensation recommendations, including salary adjustments and incentive awards, to the Committee for the other NEOs and other executive officers based on his annual review of their performance. These recommendations are presented to the Committee for review and approval. The Committee may exercise discretion to modify recommended salary adjustments or incentive awards.

The CEO, CFO and Senior Vice President and Chief Human Resources Officer participate during portions of Committee meetings related to executive compensation to assist the Committee by:

•	reviewing and recommending performance objectives and goals for our long-term incentive plans;

•	analyzing performance against goals for our long-term incentive plans; and

•	reviewing and recommending changes to our executive compensation and benefit program.

The CEO is not involved in the recommendations or decisions involving his own compensation; decisions regarding the CEO’s compensation are determined by the Committee meeting in executive session with its independent consultant.

Independent Compensation Consultant

The Committee has retained the services of Towers Watson, an independent executive compensation consultant, to assist in establishing the level of executive and non-employee director compensation, designing our incentive compensation programs and providing industry and peer group compensation and best practices information. See Board Committees — Compensation and Executive Personnel Committee in this proxy statement for information on services provided by Towers Watson to the Committee during 2010. Representatives of Towers Watson were present at every Committee meeting held in 2010, and may be consulted in between meetings at the Committee’s discretion.

The Committee conducted its annual assessment of the consultant’s performance in December 2010, which included a review of various performance measures and evaluation criteria as well as the fees paid to Towers Watson. The Committee determined that it was satisfied with the performance of Towers Watson. In 2010, Towers Watson received $235,750 in fees for its services to the Committee.

The Committee evaluated its compensation consultant’s independence in 2010, determining that — in part because Towers Watson provided no services for the Company (outside of its work for the Committee) during the year — Towers Watson was independent. Towers Watson and the Committee have had the following protocols in place since Watson Wyatt, predecessor entity to Towers Watson, was engaged by the Committee in October 2006, to establish and maintain the compensation consultant’s independence from management:

•	under its charter, the Committee has the sole authority to select, retain and terminate the compensation consultant, as well as authorize the consultant’s fees and determine the other terms and conditions that govern the engagement;

•	the Committee Chairman directs Towers Watson on the process for delivery and communication of its work product, including its analyses, findings, conclusions and recommendations;

•	in the performance and evaluation of its duties, the compensation consultant is accountable, and reports directly, to the Committee rather than management; and

•	the Committee may meet with the compensation consultant at any time, with or without members of management present, at the Committee’s sole discretion.

The Committee expects that it will incorporate a review of potential conflicts of interest in connection with its annual assessment of the compensation consultant’s performance to comply with the SEC regulations related thereto required by the Dodd-Frank Act, when and as required by such regulations.

Executive Compensation in Relation to Peers

Use of Market Analyses in Setting Total Direct Compensation

The Committee has established a “total direct compensation” positioning strategy for executive officers in the third quartile of companies similar in size, global scope and complexity with which we compete for executive talent. “Total direct compensation” includes base salary plus annual bonus (based on market reference data) and annual long-term incentive opportunities (which may include cash, stock options, performance units and restricted stock units). The Committee believes this positioning is appropriate given our business portfolio mix, product diversity and the global nature of our operations, which require our executives to have a wide range of business leadership experiences and skills. The Committee generally sets base salaries at or around the median, with the majority of NEO compensation consisting of performance-based incentive compensation to advance the Committee’s pay-for-performance philosophy and drive higher total direct executive compensation positioning.

We regularly analyze our executive compensation compared to market survey data. For overall executive officer compensation, we look at a broad cross section of U.S.-based companies to reflect the broad talent market across which we seek our executives, as disclosed in response to executive compensation surveys, making appropriate adjustments and regressions to account for company size. Each year, we review surveys prepared by independent third parties to understand the compensation practices of publicly-traded companies and assess our competitiveness. In 2010, we primarily used surveys prepared by Hewitt Associates and Towers Watson.

In 2010, average total direct compensation was below the median for the CEO and at the median for the other NEOs.

Use of Peer Groups in Measuring Performance for Certain Performance-based Compensation

For certain compensation elements tied to corporate performance, we compare our performance with that of specified peer groups. The following peer groups have been used for corporate performance analyses, for the compensation elements described below.

•	For determining our relative TSR for purposes of vesting PUs, we use a peer group comprised of companies in the S&P 500 Industrials and Materials subsets, the constituents of which are publicly available. The Company is a member of the S&P 500 Industrials subset.

•	For determining our relative ROTC for purposes of determining the vesting of the performance-based restricted stock units (“RSUs”) granted in 2005 and 2006, we used a peer group of 50 publicly-traded U.S. companies selected by Mercer, the Committee’s former executive compensation consultant, on the basis of market diversity, international focus and investment, market volatility, and product line mix. This peer group consisted of the following companies: Air Products & Chemicals Inc., ArvinMeritor Inc., Baker-Hughes Incorporated, Ball Corporation, Bemis Company, Inc., Briggs & Stratton, Cabot Corporation, Cooper Tire & Rubber Co., Crane Company, Crown Holdings, Inc., Cummins Inc., Dana Holding Corporation, Danaher Corporation, Dover Corporation, Eaton Corporation, Ecolab Incorporated, Ferro Corporation, FMC Corporation, Fuller (H.B.) Company, Goodrich Corporation, Grace (W.R.) & Company, Harley-Davidson, Inc., Harris Corporation, Harsco Corporation, Illinois Tool Works Incorporated, Ingersoll-Rand Company, MASCO Corporation, MeadWestvaco Corporation, NACCO Industries, Newell Rubbermaid Incorporated, Olin Corporation, Owens-Illinois, Inc., PACCAR Inc., Parker-Hannifin Corporation, Pentair Inc., Pitney Bowes Incorporated, PolyOne Corporation, Potlatch Corporation, P.P.G. Industries Incorporated, The Sherwin-Williams Company, Smurfit-Stone Container Corporation, Snap-On Incorporated, Sonoco Products Company, Stanley Works, Tecumseh Products Company, Temple-Inland Inc., Thermo Fisher Scientific, Inc., Thomas & Betts Corporation, Timken Company and Trinity Industries.

°	Because the Committee determined in February 2011 that the 2005 and 2006 performance-based RSUs vested as a result of the Company achieving the relevant performance objective in 2010, it is not anticipated that this peer group will be referenced in the future. See Performance-based Incentives Subject to Vesting Due to Achievement of Performance Objective in 2010 below.

Components of Executive Compensation

The key components of our executive compensation program are:

•	base salary;

•	performance-based compensation;

•	benefits; and

•	perquisites.

In determining executive compensation, the Committee reviews tally sheets for the CEO and each other NEO, which are designed to assist the Committee in understanding our compensation and benefit programs as applied to each of the NEOs. The tally sheets include the following information for the most recently completed year, as well as the two previous years:

(i) compensation history, including annual cash compensation, long-term compensation, value of vested equity, and annualized cost of benefits and perquisites;

(ii) the expected value of annual cash compensation for the year, including annual cash compensation and the fair value of long-term compensation at grant;

(iii) accumulated value of compensation, including total accumulated value of equity grants, accumulated benefit values at retirement and value of deferred compensation, as well as whether the executive has achieved the applicable guideline under our stock ownership policy; and

(iv) a summary of contingent benefits under different separation scenarios, as applicable and including involuntary termination not for cause, termination following a change of control, termination for death or disability, or retirement.

The Committee believes that the tally sheets are useful in determining compensation because they provide a historical perspective on NEO compensation, include each of the various components of compensation offered by the Company, and contain actual information that will be reflected in the executive compensation tables included in the proxy statement.

Base Salary

Base salaries provide executives with a base level of monthly income to compensate them for services rendered during the fiscal year and are determined after consideration of the following factors:

•	the responsibilities of the position;

•	the experience and performance of the individual;

•	Company and business group financial results;

•	other objectives, including leadership development, environmental health and safety, Company values and operating principles, and employee relations;

•	internal equity;

•	the competition for executive talent; and

•	the projected annual base salary increases for executives based on salary surveys.

In 2008 and 2009, the CEO and other NEOs did not receive any base salary increase as a result of global economic conditions and our outlook for performance. Based on our improving performance and in recognition of our long-term goals, the Committee increased the base salaries of Messrs. Scarborough, O’Bryant and Clyde by 3% in 2010, an amount proportional to the average percentage salary increase for the U.S. employee population. Mr. Nolan’s base salary increased by 5% in 2010 in recognition of the financial performance of his corporate group and to position his compensation around the market median. Messrs. Butier and Neville were not NEOs in 2009.

Performance-based Compensation

We structure our performance-based compensation program to reward the NEOs based on our performance, as well as the individual executive’s contributions, further motivate our executives and align their compensation with stockholder interests. For our executive officers, the largest component of their total direct compensation opportunity is performance-based; for fiscal year 2010, approximately 88% of Mr. Scarborough’s and approximately 77% of the other NEOs’ total direct compensation consisted of performance-based compensation. The Committee allocates compensation between cash and equity compensation based on its assessment of our objectives and the competitive practices of other public companies.

Our performance-based compensation for 2010 consisted of an annual cash bonus approved by the Committee in February 2011 based on 2010 performance against goals established at the beginning of the year, and long-term equity-based incentives granted by the Committee in February 2010.

Annual Cash Bonus under Senior Executive Annual Incentive Plan

The annual cash bonus is designed to compensate NEOs based on their achievement of individual and Company performance objectives with targets established to enhance the NEOs’ motivation to achieve superior results. In 2010, the CEO and other executive officers were eligible for an annual cash bonus under our Senior Executive Annual Incentive Plan (“SEAIP”) approved by the Committee in March 2009 and by stockholders at the 2009 Annual Meeting. Under the SEAIP, the NEOs are eligible to receive a maximum cash bonus based on a specified percentage of our gross profit less marketing, general and administrative expenses, in each case as reported on our consolidated statement of operations for the year, subject to Committee review and exercise of its downward discretion. See Financial Modifier below. The CEO is eligible for a bonus award of up to 1.5% of the SEAIP performance measure ($6.8 million in 2010), and the other NEOs and participants are eligible for an individual bonus award of up to 0.75% of the SEAIP performance measure ($3.4 million in 2010), respectively.

The Committee has the discretion to decrease, but not to increase, awards calculated under the SEAIP. Annual cash bonus payments made to the NEOs are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table that follows this CD&A.

Formula

The following formula is used for calculating the annual bonus award:

Year-end Salary × Market Reference Bonus Opportunity % × Financial Modifier × Individual Modifier = Bonus Award

Bonus Opportunity

The Committee uses a bonus opportunity based on market reference data and consistent with our total direct compensation positioning strategy (for 2010, 110% and 60% of base salary for Mr. Scarborough and the other NEOs, respectively, based on their base salaries at the end of the year).

Financial Modifier

The financial modifier is the amount payable under our annual bonus plan based on our performance and the weighting of the performance objectives selected by the Committee at the beginning of the fiscal year. The components of the financial modifier are selected to further our pay-for-performance strategy and give management additional incentive to provide for long-term value creation. Consistent with the way in which the Company measures its own financial performance, in evaluating our achievement of the performance objectives, the Committee has the discretion to exclude the impact, positive or negative, of extraordinary items such as: currency translation; acquisitions and divestitures; changes in accounting principles, tax codes or related regulations and rulings; natural disasters, terrorism and war; costs related to the early extinguishment of debt; costs of litigation outside the normal course of business; and non-cash charges. The interpolation between target and maximum performance objectives is linear, with the total financial modifier capped at 200% of participants’ target annual bonus opportunities.

The performance objectives for 2010 were based on our annual financial results using the following metrics, determined by the Committee in consultation with Towers Watson in February 2010 based on our corporate strategies and objectives established during our annual operating plan process:

(i) sales growth, excluding the impact of currency translation (such metric being referred to as “adjusted sales growth” and representing 40% of the weighting);

(ii) earnings per share, excluding charges for restructuring costs, asset impairment and lease cancellation charges, loss from curtailment and settlement of pension obligations, loss from debt extinguishment, legal settlements, and gain on sale of investments (such metric being referred to as “adjusted EPS” and representing 40% of the weighting); and

(iii) free cash flow, which refers to cash flow from operations, less net payments for property, plant, equipment, software and other deferred charges, plus net proceeds from sale (purchase) of investments (such metric being referred to as “FCF” and representing 20% of the weighting).

The adjusted sales growth, adjusted EPS and FCF goals were designed as stretch goals achievable if we significantly improved upon our 2009 performance despite the strong headwinds of the global recessionary environment and emerging inflationary pressure from increasing raw material costs. In 2010, the Committee changed the weighting of the FCF metric from 33 1/3% in 2009 to 20% in 2010 and increased the weighting of each of the adjusted sales growth and adjusted EPS metrics to 40% to reflect a shift in management’s focus from debt reduction to profitable sales growth. As set forth in the table summarizing our results against these performance objectives, we substantially exceeded each of the three targets, resulting in the maximum financial modifier of 200% of participants’ target annual bonus opportunities.

2010 ANNUAL BONUS RESULTS

	40%	40%	20%	Financial
	Adjusted	Adjusted	FCF	Modifier
	Sales Growth	EPS	(In millions)	(Average)

Bonus Plan Target	3.0%	$2.60	$340.0	100%
Bonus Plan Maximum	6.0%	$3.00	$365.0	200%

As Reported	9.4%	$2.97	$378.9	—
Currency Translation(1)	(0.5)%	—	—	—

As Reported Excluding Currency Translation	8.9%	$2.97	$378.9	197%
Restructuring and other costs(2)	—	$0.18	—	3%

Bonus Plan Performance	8.9%	$3.15	$378.9	200%

(1)	Excludes the impact of currency translation for adjusted sales growth measure only.

(2)	EPS adjustment of $19.3 million relates to charges for restructuring costs, asset impairment and lease cancellation charges, loss from curtailment and settlement of pension obligations, loss from debt extinguishment, legal settlements, and gain on sale of investments.

As shown in the chart below, over the last five fiscal years, including 2010, the financial modifier averaged 112%. The Committee believes the historical variability in the financial modifier demonstrates that the annual bonus plan has operated as intended to deliver performance-based compensation.

Year	Financial Modifier

2006	118%
2007	88%
2008	19%
2009	136%
2010	200%
5-year average	112%

Individual Modifier

The NEOs have individual performance objectives that are designed to supplement our annual financial goals and also enhance our long-term performance. Achievement of individual objectives is evaluated and translated into an individual modifier, which in most years can range from 0% to 150%. The Committee determines the individual modifier for the CEO based on its assessment of the CEO’s performance. The CEO recommends the individual modifiers for the other NEOs based on his assessment of their individual performance and the Committee considers the CEO’s recommendations before determining individual modifiers for the other NEOs. Although executives are eligible for an individual modifier based on their individual performance against objectives, no annual bonus may exceed the maximum award payable under the SEAIP.

For 2010, the NEOs met, and in many cases exceeded, their respective performance objectives established at the beginning of the year. However, given the amount of the financial modifier and upon the recommendation of the CEO, the Committee determined to cap the individual modifiers for the NEOs at 100%. As a result, the NEOs’ individual performance against the previously-established objectives did not materially impact their 2010 compensation.

Additional 2010 Bonus Opportunity

To motivate management to achieve success with our shift in focus from debt reduction to profitable sales growth and to further reward such success in excess of our operating plan targets, in February 2010, the Committee approved an all-or-nothing additional bonus opportunity if we were to (i) achieve greater than 5% annual organic sales growth, which is a financial measure that refers to the increase in sales excluding the estimated impact of currency translation, acquisitions and divestitures and the extra week in fiscal year 2009, and (ii) maintain an earnings before interest and taxes (“EBIT”) margin of greater than 7%. If we had achieved both these objectives in 2010, all incentive-eligible employees, including the CEO and other NEOs, would have received an additional 10% of their respective target bonus opportunities (before factoring in financial and individual modifiers).

Although we exceeded 5% in organic sales growth in 2010, after giving effect to the accrual for the additional bonus opportunity, we would not have achieved the minimum 7% EBIT margin. Therefore, in accordance with the terms of the opportunity, no additional bonus was provided to incentive-eligible employees, including the CEO and other NEOs.

Long-Term Incentives under Equity Incentive Plan

To align executive compensation more closely with the interests of the stockholders, our long-term incentives for 2010 consisted solely of equity awards granted under the Employee Stock Option and Incentive Plan (the “Equity Incentive Plan”), which are designed to:

•	enhance the link between the creation of stockholder value and long-term incentive compensation;

•	provide an opportunity for increased equity ownership; and

•	maintain competitive levels of total direct compensation.

The Committee believes that denominating all of the NEOs’ long-term incentives in the form of equity awards strengthens the alignment of executives’ interests with those of stockholders.

Administration of Equity Incentive Plan

Under its charter and pursuant to the Equity Incentive Plan, the Committee has the authority to make equity awards to our directors, officers and employees. The Committee reviews and approves the total annual pool of stock options, PUs and RSUs, as well as annual and special equity awards to executive officers, including the size of the awards and related terms and conditions. The Committee has delegated the authority to the Committee Chairman to approve special equity grants to executive officers. The Committee has also delegated the authority to the CEO to make equity awards for annual and special equity grants of stock options, PUs and RSUs to employees, other than executive officers. Following approval by the Committee or the CEO, as appropriate, special equity awards (other than those granted at the time of the annual grant) are granted and dated on the first day of the next third, sixth, ninth, or twelfth calendar month (if the NYSE is closed on that date, then on the first day thereafter that the NYSE is open). Special equity grants (including those for new hires, promotions, retention, and special recognition) may have different terms and vesting schedules depending on the purpose of the grant.

The Committee’s practice for options and RSUs granted under the Equity Incentive Plan is to utilize a minimum three-year vesting period, with ratable vesting during the period. For PUs, the performance period is a minimum of one year; however; PUs granted to date have all utilized a three-year performance period. Equity awards granted under the Equity Incentive Plan provide that, in the event of a change of control of the Company, all unvested equity awards become immediately vested. The period of exercisability for options following a qualified retirement would be the full term of the option for the CEO and the lesser of five years or the full term of the option for the other NEOs.

Long-term Incentives for 2010

The targeted 2010 long-term incentive opportunity represented approximately 78% and 75% of the CEO’s and NEOs’ performance-based compensation, respectively. In 2010, after discussions with its compensation consultant, the Committee targeted the following percentages and components for the long-term incentives of the CEO and other NEOs:

•	60% in an option to purchase shares of our common stock, which option vests ratably over four years and expires in ten years. The option is granted at an exercise price equal to 100% of the fair market value (the average of the high and the low prices on the NYSE) on the date of grant; and

•	40% in PUs pursuant to our MTIP, which are settled in shares of our common stock after the end of a three-year performance cycle (from February 2010 to February 2012) based on the Company meeting certain performance objectives. PUs do not accrue dividends or dividend equivalents during the performance period. The performance objectives for PUs awarded under the MTIP are determined by the Committee during the first 90 days of each cycle and are set at threshold (50% payout), target (100% payout) and maximum (200% payout) levels. For the 2010-2012 MTIP cycle, the Committee determined to utilize the same weighting of performance objectives used for the 2008-2010 MTIP cycle (see Mid-term Incentives Subject to Vesting Based on 2008-2010 MTIP Cycle below). We do not disclose the targeted financial amounts for the performance objectives for open MTIP cycles because they are not material to an understanding of our compensation policies and decisions with respect to the 2010 fiscal year. However, consistent with its pay-for-performance philosophy, the Committee designed the targets to be stretch goals achievable if we significantly grow sales during the three-year measurement period and that growth results in greater value creation and higher stockholder returns.

Appreciation of our stock price directly impacts the realized value of the options, and for the PUs, the number of shares that may be earned. As a result, the Committee believes that these long-term incentives appropriately align executive compensation with the long-term interests of stockholders.

Mid-term Incentives Subject to Vesting Based on 2008-2010 MTIP Cycle

For the 2008-2010 MTIP cycle, the performance objectives set by the Committee in February 2008 were one-third sales, one-third TSR (compared to other companies in the S&P 500 Industrials and Materials subsets) and one-third economic value added (“EVA,” which is net operating profit after taxes less a capital charge on assets employed), in each case excluding any restructuring or acquisitions. The threshold, target and maximum levels for the 2008-2010 MTIP cycle are set forth below:

2008-2010 MTIP CYCLE

		Cumulative	Relative
	2010 Sales	EVA	TSR
	(In millions)	(In millions)	(Percentile Rank)

Threshold (50% Payout)	$7,077	$574	35%
Target (100% Payout)	$7,574	$649	50%
Maximum (200% Payout)	$7,720	$749	80%

We did not achieve the performance objectives required for the PUs granted pursuant to the 2008-2010 MTIP to vest. Accordingly, these PUs were cancelled and no equity was received under the grant by eligible executives, including the CEO and other NEOs.

Performance-based Incentives Subject to Vesting Due to Achievement of Performance Objective in 2010

In 2005 and 2006, the NEOs — except for Messrs. Nolan and Neville, who were not employed by the Company at the time — were granted performance-based RSUs. These performance-based RSUs were eligible for dividend equivalent rights, which accrued at the times dividends were paid by the Company to stockholders generally. The 2005 grant was eligible to vest at year-end 2008, 2009 or 2010 provided that our ROTC met or exceeded the 67th percentile of the peer group described in Executive Compensation in Relation to Peers above, and the 2006 grant was eligible to vest in year-end 2009 and 2010 (and would be again eligible year-end 2011) provided that our ROTC at year-end met or exceeded the 67th percentile of the same peer group. If the 67th percentile ROTC threshold was met at any applicable date, both grants would vest in full.

Based on its review of 2010 data, the Committee determined our ROTC at year-end 2010 was above the requisite 67th percentile of the relevant peer group. Accordingly, the 2005 and 2006 performance-based RSUs (including all accrued dividend rights) held by the NEOs were vested due to achievement of the performance objective in 2010, in the following amounts:

	Vesting of
	2005 Performance-	2006 Performance-
Name of NEO	based RSUs (#)	based RSUs (#)

Dean A. Scarborough	7,078	7,423
Mitchell R. Butier	911	1,080
Daniel R. O’Bryant	3,604	2,610
Timothy S. Clyde	2,079	1,891
R. Shawn Neville	—	—
Donald A. Nolan	—	—

Executive Stock Ownership

To further align the interests of the NEOs with those of stockholders, the Committee believes that executives, including the NEOs, should acquire and maintain an equity interest in the Company. To help achieve this objective, in 2009, the Committee reviewed our stock ownership policy, which requires that our executives acquire and maintain certain levels of stock ownership during their tenure with the Company. Effective January 1, 2010, the Committee (i) increased the targeted ownership levels; and (ii) provided that executives could achieve their applicable ownership guideline level using the lesser of (A) the number of shares equal to a multiple of their respective salary or (B) a fixed number of shares, in each case within five years of the effective date of the revised policy or, for new or promoted executives, within five years of their hire or promotion. Effective March 1, 2011, the Committee further revised the stock ownership policy to count fifty percent (50%) of the intrinsic gain of any vested, unexercised stock options held by an executive when assessing his or her compliance with the applicable guideline ownership level. See Exhibit A attached to this proxy statement for further information concerning these guidelines. The Committee expects that the executives will make progress toward their new ownership levels during the five years. If an executive has not reached his or her applicable guideline ownership level by the later of January 1, 2015 or five years after his or her hire or promotion, the executive is required to hold all net shares acquired (shares remaining after the payment of taxes and transaction fees following the vesting of a stock award or an exercise of a stock option) until such time as he or she meets the applicable guideline ownership level.

Targeted levels of executive stock ownership are as follows, with the CEO designated a Level 1 executive and the other NEOs designated as Level 2 executives:

	Stock Ownership Guidelines(1)
	Multiple of Base		Fixed Shares
Level	Salary		or Units

Level 1	5	X	95,000
Level 2	3	X	27,000
Level 3	2	X	17,000
Level 4	1	X	4,000

(1)	The lesser of a multiple of base salary or a fixed number of shares or units.

The Committee reviewed the ownership levels of the NEOs in December 2010. Although the ownership levels of five of the six NEOs were below the guidelines on such date, all NEOs had plans to be in compliance by the 2015 deadline by which they must achieve their respective minimum level. To our knowledge, based solely on our review of written representations from our executive officers, none of our executive officers purchased financial instruments designed to hedge or offset any decrease in the market value of Company common stock held, directly or indirectly, by them.

Benefits

The Committee works with its compensation consultant and management to provide a benefit program that is competitive with other companies in the industries in which it competes for executive talent to support the recruiting and retention of employees, including the NEOs. In addition to the benefits described below, NEOs are eligible for benefits made available to all our eligible employees in the United States, including retirement, savings, health and welfare, and disability coverage; however, these benefit programs are not overseen by the Committee.

Defined Benefit Retirement Plans

We provide retirement benefits for all eligible employees, including the NEOs, under the Pension Plan. We also provide the BRP for eligible employees as described below. The Pension Plan and the BRP were closed to new employees effective January 1, 2009 and pension benefits under both plans stopped accruing after December 31, 2010. These plans are not administered by the Committee.

Pension Plan

Benefits under the Pension Plan are based on pensionable earnings, length of service, when benefits commence and how they are paid, and are currently calculated separately for each year of service. Employees vest in the Pension Plan after five years of service.

Employees who participated in the Pension Plan at any time from December 1, 1986 through November 30, 1997, may also have a benefit under the Stock Holding and Retirement Enhancement Plan of Avery Dennison Corporation (“SHARE Plan”). In order to receive a maximized benefit under the Pension Plan, these employees have the option to transfer their SHARE Plan balance to the Pension Plan, which would be converted into an annual annuity and combined with the monthly benefit from the Pension Plan. If they choose not to transfer their SHARE Plan balance, they would receive a lump-sum payment from the SHARE Plan.

Amounts payable under the Pension Plan may be reduced in accordance with certain provisions of the Internal Revenue Code of 1986 (as amended, the “Code”), which, as applied to plan years beginning on or after December 1, 1994, currently limit the annual amount of compensation used to determine annual benefit accruals under the Pension Plan to the first $245,000 of covered compensation as of December 31, 2010.

Benefit Restoration Plan

In December 1994, the Company established the BRP to provide for the payment of supplemental retirement benefits to eligible employees, including the NEOs, whose benefits under the Pension Plan are limited under the foregoing Code provisions. The BRP is a nonqualified excess benefit plan. Benefits are payable under the BRP in amounts equal to the amount by which a participant’s benefits otherwise payable under the Pension Plan are reduced under applicable provisions of the Code.

All NEOs, except Mr. Neville, currently have a benefit in at least one of the plans discussed above. For further information on these plans, refer to the narrative disclosure following the Pension Benefits in 2010 table.

Supplemental Executive Retirement Plan

We established the SERP in 1983 to provide certain designated key executives with additional incentives to further our long-term growth and induce them to remain with the Company. Under the SERP, we contractually agreed to provide Messrs. Scarborough and O’Bryant, the SERP’s only active participants, certain supplemental benefits upon their respective retirements.

Changes in SERP Effective January 1, 2011

In December 2010, the Committee approved and obtained the requisite contractual agreement of Messrs. Scarborough and O’Bryant to the freezing of benefits under the SERP based on the participants’ average compensation as of December 31, 2010, rather than their final average compensation as of the date of retirement, with benefits remaining reduced by the other benefits described below. The Committee determined to freeze participants’ SERP benefits to: (i) be consistent with our decision to freeze the accrual of benefits under two of our U.S. defined benefit plans for all employees eligible to participate therein, effective December 31, 2010; (ii) reduce our overall exposure to accounting and cash flow volatility; and (iii) more closely align their compensation with our performance by issuing each participant an option to purchase shares of our common stock as described below.

As consideration for, and effective upon, their voluntary agreement to the freezing of contractual SERP benefits, the Committee granted each of Messrs. Scarborough and O’Bryant an option to purchase shares of our common stock, the number of which was determined by the Committee by evaluating the present value of the shortfall to each participant projected to be caused by the freezing of the remaining SERP benefits and to provide an additional incentive to create stockholder value. On December 13, 2010, upon his written agreement to the freezing of his contractual SERP benefits, Mr. Scarborough was granted an option to purchase 200,000 shares of our common stock, the same number of shares as the grant he received in February 2010 as part of the Committee’s annual equity award process. On December 14, 2010, upon his written agreement to the freezing of his contractual SERP benefits, Mr. O’Bryant was granted an option to purchase 16,000 shares of our common stock. Both options have vesting, expiration and pricing consistent with our customary practices. See the Grants of Plan-Based Awards for 2010 table.

SERP as in Effect in 2010

Under the terms of the SERP as in effect during 2010, benefits would commence generally upon the later of age 60 for Mr. Scarborough and age 55 for Mr. O’Bryant and separation from service (at the same time as the BRP) at a benefit level that, when added to the benefits to which they would be entitled from the Pension Plan, the BRP, the SHARE Plan at the time of retirement, certain Company contributions (plus interest) to the 401(k) Plan, fixed amounts representative of contributions plus interest to the deferred compensation plans and Social Security payments, would equal 62.5% for Mr. Scarborough, and 52.5% for Mr. O’Bryant of their respective final average compensation (annual average of their salary for the three highest twelve-month periods out of their last sixty months of employment with the Company plus the average of their three highest earned annual bonuses during their last sixty months of employment with the Company). As described above, this calculation would now be limited to the participants’ average compensation as of December 31, 2010.

Survivor and disability benefits are payable under the SERP under certain circumstances. If benefits were paid prior to age 62 for Mr. Scarborough and age 65 for Mr. O’Bryant, they would be subject to a reduction for early commencement. For further information on the SERP, refer to the narrative disclosure following the Pension Benefits in 2010 table below.

Defined Contribution Retirement Plan

The 401(k) Plan is a tax-qualified retirement savings plan that permits employees, including the NEOs, to defer up to 25% of their annual salary and bonus or, if lower, the limit prescribed by the Internal Revenue Service, to the 401(k) Plan on a before-tax basis. The employees’ elective deferrals are immediately vested upon contribution to the 401(k) Plan. The Company currently makes contributions to the 401(k) Plan in an amount up to 6% of employees’ eligible compensation, 3% of which as an automatic contribution and up to 3% of which as a match to 50% of employee contributions of up to 6%, subject to certain other Code limits. After three years of service, participants vest in the amounts contributed by the Company. Employees are immediately eligible to participate in the 401(k) Plan, which is not administered by the Committee.

Deferred Compensation Plan

Eligible employees, including the NEOs, may defer up to 75% of their base salary and up to 90% of their cash bonus in accordance with the 2005 Executive Variable Deferred Retirement Plan (“EVDRP”), which is a nonqualified plan. Deferrals are 100% vested. The EVDRP provides NEOs and other eligible employees with a long-term capital accumulation opportunity with a number of investment opportunities, including fixed income and mutual fund alternatives. Certain NEOs also participated in prior deferred compensation plans that are no longer available for new deferrals; none of our currently open plans offer investment options that provide above-market interest rates.

Due to the freeze of our U.S. pension plans effective December 31, 2010, beginning in 2011, the Company will make an annual contribution to each NEO’s deferred compensation account equal to 6% of cash compensation (salary and annual bonus) in excess of the 401(k) Plan limit. This contribution will be added to their deferred compensation accounts at the beginning of a plan year as long as (i) the NEO has contributed at least the pre-tax limit into the 401(k) Plan during the prior plan year and (ii) is employed by the Company at year end. This benefit is designed to supplement pre-tax 401(k) contributions that are limited for certain executives (by the Code).

Retiree Medical

Retirees, including the NEOs, may be eligible for medical coverage under our plan until they are eligible for Medicare provided they meet the following criteria: (i) elect to retire immediately following separation from the Company; (ii) receive a pension benefit from the Pension Plan; and (iii) are age 55 or older with 15 or more years of service. For employees who are at least age 60 and have 20 years of service, the cost for this coverage is shared by the Company and the retiree.

Supplemental Medical Insurance

All NEOs contribute to, and participate in, medical plans available to employees. In addition, in 2010, we provided each NEO, the NEO’s spouse and dependent children with supplemental medical coverage, which was available to reimburse for medical costs not covered under the basic medical plan. In 2010, Mr. Scarborough had reimbursement coverage up to $30,000 per year for himself and for each covered family member, and the other NEOs had coverage up to $20,000 per year for themselves and for each covered family member.

While the NEOs may continue to contribute to, and participate in, the medical plans available to all employees in 2011, their supplemental medical benefits have been eliminated and replaced with an annual executive benefit allowance. See Perquisites — Changes in Perquisite Program for 2011 below.

Supplemental Dental Insurance

All NEOs contribute to, and participate in, dental plans available to employees. In addition, in 2010, we provided each NEO, the NEO’s spouse and dependent children with supplemental dental coverage, which was available to reimburse the NEOs for dental costs not covered under the basic dental plan. This benefit included orthodontia coverage ($4,000 lifetime maximum) for dependents up to age 19. In 2010, Mr. Scarborough had reimbursement coverage up to $2,000 per year for himself and for each covered family member, and the other NEOs had coverage up to $1,500 per year for themselves and for each covered family member.

While the NEOs may continue to contribute to, and participate in, the dental plans available to all employees in 2011, their supplemental dental benefits have been eliminated and replaced with an annual executive benefit allowance. See Perquisites — Changes in Perquisite Program for 2011 below.

Life Insurance

We provide $50,000 in life insurance for all employees, including the NEOs. In addition, we provide each NEO supplemental life insurance equal to three times the NEO’s base salary less $50,000 (which is covered under our basic plan), up to a maximum coverage of $700,000.

Perquisites

We provide the NEOs with certain perquisites to attract and retain executives. The Committee periodically reviews the perquisites provided to the NEOs, and changed the program effective January 1, 2011.

Changes in Perquisite Program for 2011

Based on our analysis in October 2010 of the recently enacted federal health care reform legislation, we determined that we would not be able to continue offering supplemental medical and dental benefits to our executives. In connection with the elimination of these benefits effective January 1, 2011 and at the request of the Committee, Towers Watson performed an analysis of our overall executive perquisite and supplemental benefit program. Based on its review of the perquisites and supplemental medical and dental benefits provided by the Company during 2010, executives’ actual usage of such benefits, current market practices, the range of alternative approaches to deliver such benefits, and the recommendation of its compensation consultant, the Committee determined to replace the existing enumerated perquisites and supplemental medical and dental benefits with an executive benefit allowance for Level 1 through Level 4 executives based in the United States as set forth in the table below, with the CEO designated a Level 1 executive and the other NEOs designated as Level 2 executives. In addition, Level 1 and Level 2 executives are also eligible for a separate financial counseling allowance.

2011 EXECUTIVE BENEFIT ALLOWANCE

Level	Allowance(1)	Financial Counseling(2)

Level 1	$70,000	$25,000
Level 2	$65,000	$15,000
Level 3	$50,000	—
Level 4	$40,000	—

(1)	Replaces supplemental medical and dental coverage, car allowances and club dues/fees.

(2)	Reimbursement for financial counseling and tax preparation.

The amounts set forth above are taxable compensation to the employee and there are is no tax gross-up for any such amounts.

The Committee believes the revised program reduces the administrative expenses associated with administering a variety of separate perquisites and provides senior executives with greater flexibility to select perquisites based on their needs or preferences rather than our specific options previously made available by the Company. Newly hired or promoted executives are eligible to participate in the program at the beginning of the month following their hire date or the effective date of their promotion, in either case receiving a prorated amount for the year. The Committee administers the program and may, in its discretion, adjust the annual benefit allowance amount or establish different annual allowance amounts applicable to additional levels of executives.

Perquisites Available in 2010

Annual Physical Examination

The NEOs are strongly encouraged to have an annual physical examination, which is paid for by the Company. The results are confidential between the physician and the NEO. This perquisite is (i) not subject to the executive benefit allowance described above and will continue to be reimbursed in 2011, and (ii) not taxable to the NEO.

Car Allowance

In 2010, the NEOs were eligible to participate in the executive car allowance program under which we provided each NEO with a monthly allowance. Each executive was responsible for leasing or purchasing his own vehicle, as well as for paying for all insurance and maintenance costs. The monthly allowance for the NEOs ranged from $1,700 to $2,500. For 2011, this perquisite has been eliminated and replaced with the annual executive benefit allowance described above.

Clubs

In 2010, the NEOs were eligible to be reimbursed by the Company for their membership in (i) up to two airline clubs to use when traveling; (ii) one health club; and (iii) for certain NEOs only, monthly dues for business and social club memberships. For 2011, these perquisites have been eliminated and replaced with the annual executive benefit allowance described above.

Financial Counseling

Only Level 1 and 2 executives were entitled during 2010 and are entitled for 2011 to reimbursement for financial counseling and tax preparation services, in an amount up to $25,000 and $15,000, respectively.

Home Computer

The Company has provided each NEO with a home computer and related equipment.

Incentive Compensation Recovery (“Clawback”) Policy

In February 2009, the Committee adopted a compensation recovery (“clawback”) policy. Under the policy, in the event of fraud or other intentional misconduct on the part of an employee that necessitates a restatement of our financial results, the employee will be required to reimburse the Company for any bonus awards or other incentive compensation paid or issued to the employee in excess of the amount that would have been paid or issued based on the restated financial results. The Committee approved the policy after consideration of market practices and to further align the interests of our employees with our stockholders and expects that it will review and modify the policy as may be required to comply with NYSE listing standards to be issued pursuant to SEC rulemaking currently scheduled to be finalized in 2011.

Severance Plans

Key Executive Change of Control Severance Plan

On December 3, 2009, the Committee adopted the Key Executive Change of Control Severance Plan (the “COC Severance Plan”) under which the NEOs and other designated executives would be eligible for severance payments upon termination of employment in connection with a “change of control” of the Company, subject to the terms and conditions in the COC Severance Plan. In the event of a qualifying termination of employment following a change of control, a participant designated as a Tier A executive would receive three times the sum of his annual pay, his highest annual bonus received in the preceding three years and the cash value of twelve months of his qualified medical and dental benefits, and a participant designated as a Tier B executive would receive two times the sum of his annual pay, his highest annual bonus received in the preceding three years and the cash value of twelve months of his qualified medical and dental benefits. Each participant in the COC Severance Plan would also receive a pro-rata bonus for the year of termination based on the highest annual bonus received by such participant in the preceding three years, as well as up to $25,000 in outplacement services for up to one year following the termination of employment.

After December 1, 2010, any change of control compensation to the NEOs would be determined in accordance with the terms and subject to the conditions of the COC Severance Plan. The Committee has designated the CEO a Tier A executive under the COC Severance Plan, with the other NEOs designated as Tier B executives.

Participants in the COC Severance Plan would not receive any excise tax gross-up; however, in certain circumstances, if a participant would otherwise incur excise taxes under Section 4999 of the Code, the participant’s payments may be reduced to the “safe harbor amount” (as defined in the COC Severance Plan), such that no such excise taxes would be due. In addition, payments under the COC Severance Plan would be offset by payments received by the participant under any other Company severance plan or agreement and any other statutory, legislative and regulatory requirements.

Executive Severance Plan

On December 3, 2009, the Committee also adopted the Executive Severance Plan (the “Severance Plan”) under which the NEOs and other designated executives would be eligible for severance payments upon termination of employment upon certain involuntary terminations of employment, subject to the terms and conditions described in the Severance Plan. In the event of a qualifying termination of employment, a participant designated as a Level 1 executive would receive two times the sum of his annual pay, his highest annual bonus received in the preceding three years and the cash value of twelve months of his health benefits, and a participant designated as a Level 2, Level 3 or Level 4 executive would receive the sum of his or her annual pay, his or her highest annual bonus received in the preceding three years and the cash value of twelve months of his or her health benefits. Participants in the

Severance Plan would also be eligible for up to $25,000 in outplacement services for up to one year following termination of employment.

After December 1, 2010, the severance compensation of all NEOs would be determined in accordance with the terms and subject to the conditions of the Severance Plan. The Committee has designated the CEO a Level 1 executive under the Severance Plan, with the other NEOs designated as Level 2 executives.

Payments under the Severance Plan would be offset by payments received by the participant under any statutory, legislative and regulatory requirement or under any other Company severance plan or agreement.

Employment Agreements

Termination/Expiration of Existing Agreements Effective December 2010

In October 2010, the Committee approved the termination of any remaining employment agreement between the Company and its NEOs. As a result, the employment agreements of Messrs. Scarborough, O’Bryant and Clyde terminated effective December 1, 2010. At that time, the Committee also approved the participation of these NEOs in the COC Severance Plan and the Severance Plan as of December 1, 2010. The employment agreements of the remaining NEOs (Messrs. Butier, Neville and Nolan) had previously terminated, effective December 31, 2009, with those individuals becoming eligible to participate in the COC Severance Plan and the Severance Plan as of January 1, 2010.

As a result of the termination of these employment agreements: (i) in the event of a qualifying termination of employment following a change of control, none of our NEOs would be eligible to receive a payment in excess of two times the sum of his annual pay, highest annual bonus received in the preceding three years and the cash value of twelve months of his medical and dental benefits, except for Mr. Scarborough, who would be eligible to receive a payment of three times such sum; and (ii) in accordance with the terms of the COC Severance Plan and the Severance Plan, none of our NEOs would be eligible to receive an excise tax gross-up on any payment made in connection with a qualifying termination of employment following a change of control, except for Mr. O’Bryant, whose separate retention agreement with the Company provides for an excise tax gross-up in the event a payment were made pursuant thereto. Mr. O’Bryant’s retention agreement expires August 14, 2012 and, if he remains employed by the Company after such date, he would not be entitled to any excise tax gross-up.

Employment Agreements Effective During 2010

Employment Agreement with Mr. Scarborough

As noted above, Mr. Scarborough’s agreement terminated on December 1, 2010. As such, the rights to which he is entitled upon a change of control or termination of employment are as described in Severance Plans above.

On August 1, 1997, we entered into an agreement with Mr. Scarborough, which was amended on May 1, 2005 to reflect his promotion to President and CEO and provided that, if his employment were terminated for any reason other than for cause, death, disability, or voluntary resignation without good reason (as such terms are defined in the agreement), he: (i) would have received a payment equivalent to a pro-rated annual bonus for the year of termination; (ii) would have received salary and bonus (based on his highest combined annual base salary plus bonus in any of the three previous years) for one year before a change of control and three years after a change of control (“severance period”); (iii) would have received additional retirement and supplemental retirement benefits that would have accrued during the severance period; (iv) would have continued to participate in benefit plans (including medical, dental, and life insurance) during the severance period (but reduced to the extent such benefits are provided by another employer); (v) would have received additional age and service credit under a deferred compensation plan following termination during the severance period (or the minimum age and service credit required for early retirement benefits and the retirement interest rate); and (vi) if such termination were to occur after a change of control, the Company would have paid for outplacement services not to exceed $50,000. Benefits and amounts to which Mr. Scarborough was entitled under the agreement would have been reduced to the extent of any benefits and earned income from any new employment or services performed during the severance period. Under the agreement, Mr. Scarborough would have received a gross-up payment for any excise taxes that are imposed under Section 4999 of the Code; since the agreement terminated on December 1, 2010, he is no longer eligible for any gross-up payment.

Employment Agreements with Messrs. Clyde and O’Bryant

As noted above, Mr. Clyde’s January 1, 2002 employment agreement and Mr. O’Bryant’s January 2, 2001 employment agreement both terminated on December 1, 2010. These agreements were substantially the same as Mr. Scarborough’s agreement, including the change of control provisions described above. Following termination of their employment agreements, the rights to which Messrs. Clyde and O’Bryant are entitled upon a change of control or termination of employment are as described in Severance Plans above, except that Mr. O’Bryant also has certain rights described in Retention Agreement with Mr. O’Bryant below.

Retention Agreement with Mr. O’Bryant

On March 31, 2005, we entered into a retention agreement with Mr. O’Bryant under which he agreed to remain employed by the Company through August 14, 2012 in consideration for our (i) contribution of $1 million on April 1, 2005 to his deferred compensation account, which contribution (and any earnings thereon) vested upon his reaching the age of 55; (ii) grant to him of 30,000 shares of restricted stock, half of which vested on April 1, 2009 and half of which will vest on August 14, 2012; and (iii) grant to him of incremental options each year from 2005 to 2011 in an amount equal to $180,000 divided by the Black-Scholes value of our common stock on the date in February on which we make our annual stock option grants to executives, with vesting and expiration consistent with our customary practices. Under the agreement, these benefits vest upon death or disability, involuntary (not for cause) termination, good reason termination, or a change of control and Mr. O’Bryant would receive a gross-up payment for any excise taxes that are imposed under Section 4999 of the Code. Mr. O’Bryant’s retention agreement expires August 14, 2012 and, if he remains employed by the Company after such date, he would not be entitled to any excise tax gross-up.

TAX AND ACCOUNTING IMPLICATIONS

Deductibility of Executive Compensation

With our performance-based compensation programs, we aim to compensate the NEOs in a manner that is tax effective for the Company.

Under the 1993 Omnibus Budget Reconciliation Act and Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceeds $1 million in any one year, except for compensation payments that qualify as “performance-based.” To qualify as “performance-based,” compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by the Committee. In addition, the material terms of the plan must be disclosed to and approved by the stockholders and the Committee must certify that the performance goals were achieved before payments can be made. The Committee has designed certain of our compensation programs to conform with Section 162(m) of the Code and related regulations so that total compensation paid to any employee covered by Section 162(m) generally should not exceed $1 million in any one year, except for compensation payments that qualify as “performance-based.” However, the Company may pay compensation that is not deductible in certain circumstances.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose individuals to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under these plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements so that they are either exempt from, or satisfy the requirements of, Section 409A.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting under long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, the Committee will periodically consider the elements of the cost to our Company of providing such compensation, including the potential impact of Section 280G. However, the Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999, when the Committee believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, RSUs and PUs under our equity incentive plans will be accounted for under ASC Topic 718. The Committee will periodically consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

COMPENSATION AND EXECUTIVE PERSONNEL COMMITTEE REPORT

The Compensation and Executive Personnel Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included or incorporated by reference in the Company’s annual report on Form 10-K and this proxy statement.

David E. I. Pyott, Chairman Bradley A. Alford Debra L. Reed Julia A. Stewart

The above Compensation and Executive Personnel Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table and accompanying notes show the compensation earned or awarded during 2010, 2009 and 2008 by the CEO, the current and former CFOs and our other three most highly compensated executive officers.

							Change in
							Pension
						Non-Equity	Value and
				Stock	Option	Incentive Plan	NQDC	All Other
Name and Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total

Dean A. Scarborough(4)(6)	2010	$965,000	—	$1,010,217	$3,822,160	$2,150,000	$4,051,215	$145,073	$12,143,665
Chairman, President and	2009	$945,000	—	$627,120	$1,924,478	$1,700,000	$2,733,704	$128,445	$8,058,747
Chief Executive Officer	2008	$945,000	—	$799,380	$3,233,975	$1,325,650	$1,202,837	$137,811	$7,644,653
Mitchell R. Butier(3)(8)	2010	$425,000	—	$540,788	$378,472	$530,500	$165,872	$56,518	$2,097,150
Senior Vice President and
Chief Financial Officer
Daniel R. O’Bryant(4)(8)	2010	$571,000	—	$310,137	$845,748	$692,000	$866,486	$104,048	$3,389,419
Executive Vice President,	2009	$559,800	—	$164,945	$662,245	$639,600	$321,286	$114,941	$2,462,817
Business Development;	2008	$559,800	—	$361,409	$954,318	$594,173	$323,001	$152,150	$2,944,851
Former CFO
Timothy S. Clyde	2010	$510,000	—	$277,001	$464,116	$618,000	$299,076	$82,763	$2,250,956
Group Vice President,	2009	$500,000	—	$147,325	$540,207	$408,000	$166,753	$116,608	$1,878,893
Specialty Materials and	2008	$500,000	—	$832,522	$1,370,936	$418,540	$83,556	$90,837	$3,296,391
Converting
R. Shawn Neville(8)	2010	$491,667	—	$263,176	$1,085,518	$600,000	$1,933	$75,476	$2,517,770
Group Vice President,
Retail Information Services
Donald A. Nolan(8)	2010	$516,667	—	$277,001	$1,323,593	$630,000	$121,187	$89,334	$2,957,782
Group Vice President,	2009	$500,000	—	$147,325	$455,800	$612,000	$48,806	$85,318	$1,849,249
Roll Materials

(1)	Amounts shown include amounts earned and deferred at the election of these officers under (i) our Employee Savings Plan, a qualified defined contribution plan under Section 401(k) of the Internal Revenue Code, or (ii) our 2005 Executive Variable Deferred Retirement Plan, a nonqualified deferred compensation plan.

(2)	Amounts paid under our annual bonus plan are reported in the “Non-Equity Incentive Plan Compensation” column.

(3)	Amounts shown do not reflect compensation actually received by the NEOs. Rather, the amounts shown are the aggregate grant date fair value of stock awards granted in accordance with ASC Topic 718. For values actually received by the NEOs during 2010, see the “Value Realized on Vesting” column of the Option Exercises and Stock Vested for 2010 table.

Stock awards granted during 2010 represent PUs that are payable in shares of our common stock at the end of a three-year cliff vesting period provided that certain performance metrics are achieved as of the end of the performance period. Over the performance period, the number of shares of our common stock issuable will be adjusted upward or downward based upon the probability of achievement of performance metrics. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant; target amounts are reflected in the table above. The fair value of stock awards is estimated as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility and other assumptions to estimate the probability of satisfying the market condition target stipulated in the award.

Amounts for Mr. Butier include the fair value of aggregate stock awards granted during 2010 in the form of RSUs in accordance with ASC Topic 718. The fair value of these RSUs was estimated as of the grant date and adjusted for foregone dividends. These restricted stock units vest ratably over four years.

(4)	Amounts shown do not reflect compensation actually received by the NEOs. Rather, the amounts shown are the aggregate grant date fair value of option awards in accordance with ASC Topic 718. For values actually received by the NEOs during 2010, see the “Value Realized on Vesting” column of the Option Exercises and Stock Vested for 2010 table.

Option awards vest ratably over four years.  The fair value of stock option awards is estimated as of the date of grant using the Black-Scholes option-pricing model. This model requires input assumptions for expected dividend yield, expected volatility, risk-free interest rate and the expected life of the options. The underlying assumptions used were as follows:

	2010	2009	2008

Risk-free interest rate	2.61%	2.76%	4.15%
Expected stock price volatility	31.99%	41.51%	29.86%
Expected dividend yield	2.51%	3.83%	2.76%
Expected option term	6.0 years	6.1 years	6.0 years

Amounts for Messrs. Scarborough and O’Bryant include not only the aggregate grant date fair value of option awards granted as a component of long-term equity compensation in February 2010, but also the aggregate grant date fair value of option awards granted as consideration for their written agreement to the freezing of their contractual SERP benefits. Upon such agreement, Messrs. Scarborough and O’Bryant were granted an option to purchase 200,000 and 16,000 shares of our common stock, respectively.

(5)	Amounts in the table include the bonuses earned under our annual bonus plan in 2010, but paid in 2011.

(6)	Reflects the increase during 2010 in the actuarial present value of each NEO’s accumulated benefits under the Pension Plan, BRP, and SERP (as applicable), and, with respect to Mr. Scarborough, above-market earnings of $2,159 earned in 2010 based on his participation in a legacy deferred compensation plan (which was frozen prior to 2010 and is no longer open for additional Company or executive contributions). This amount is also reported in the “Aggregate Earnings in Last Fiscal Year” column of the Nonqualified Deferred Compensation table. Above-market earnings mean a crediting interest rate in excess of 120% of the applicable federal rate (“AFR”). For 2010, the AFR was 4.93%, and the crediting rate was 5.63% from January 1, 2010 to November 30, 2010 and 5.27% for December 2010. The increase in Mr. Scarborough’s present value of accumulated benefits of $3.6 million was a result of the following: (i) $1.2 million due to the passage of time and use of current discount rate and mortality assumptions; (ii) $1.2 million due to an increase in SERP benefits after he received his 2009 bonus in 2010; and (iii) $1.2 million due to the inclusion of his estimated 2010 bonus in the calculation of his SERP benefits frozen as of December 31, 2010.

(7)	The table below footnote (8) describes the components of items for the “All Other Compensation” column of the Summary Compensation Table.

(8)	Mr. Butier became Senior Vice President and Chief Financial Officer in June 2010, having served as Vice President and Controller prior to that time. Mr. O’Bryant served as Executive Vice President — Finance and Chief Financial Officer from January 2001 through May 2010. Messrs. Neville and Nolan became NEOs in 2010 and 2009, respectively.

ALL OTHER COMPENSATION FOR 2010

	Perquisites				Benefits
					Company
					Match	Company
					Employee	Match	Excess		Executive	Dividends on
	Financial		Airline		Savings	Deferred	Life	Medical/	Long Term	Restricted
Name	Planning	Automobile	Clubs	Other(1)	Plan	Comp	Insurance	Dental	Disability	Stock(2)	Total

Dean A. Scarborough	$21,640	$30,000	$895	$15,365	$7,350	$27,600	$5,160	$35,983	$1,080	—	$145,073

Mitchell R. Butier	$7,500	$18,150	—	$225	$7,350	$5,799	$1,080	$15,334	$1,080	—	$56,518

Daniel R. O’Bryant	$12,925	$24,000	$400	$842	$7,350	$11,550	$2,760	$28,956	$1,080	$14,185	$104,048

Timothy S. Clyde	$15,000	$20,400	$350	—	$7,350	$9,300	$1,800	$28,563	—	—	$82,763

R. Shawn Neville	—	$20,400	$450	$1,454	$9,800	$9,367	$1,800	$31,125	$1,080	—	$75,476

Donald A. Nolan	$15,000	$20,400	$300	$1,325	$7,350	$9,378	$2,760	$31,741	$1,080	—	$89,334

(1)	Amounts include fitness, business and social club dues.

(2)	Under his retention agreement, which is described in more detail under Employment Agreements — Retention Agreement with Mr. O’Bryant, Mr. O’Bryant receives dividends on his unvested restricted stock in the form of additional restricted stock. On each dividend payment date, additional shares of restricted stock are credited to Mr. O’Bryant’s account. The number of shares of restricted stock to be credited is determined by dividing the dividend that would have been paid on the shares represented by the restricted stock in his account by the closing price of our common stock on the NYSE on each dividend payment date. During 2010, 388 shares of restricted stock were credited to his account as a result of these dividends.

Relationship of Risk to Compensation Policies and Practices

Executive Compensation

The Compensation and Executive Personnel Committee has designed our executive compensation program to provide the appropriate level of incentives that do not encourage our executive officers to take unnecessary risks in managing their businesses, or other employees to take unnecessary risks in carrying out their responsibilities. A majority of our executive officers’ compensation is performance-based, consistent with our executive compensation philosophy. The key components of this compensation and the features that mitigate any material risks related thereto are as follows:

•	Our annual cash incentive award program is designed to reward annual financial and/or strategic performance in areas considered important to our short and long-term success, using multiple performance metrics that are closely aligned with our strategic goals and include the following limitations:

°	the financial modifier is capped at 200% of participants’ target annual bonus opportunities; and

°	individual modifiers are capped at 150% based on the Compensation and Executive Personnel Committee’s evaluation of the individual’s annual performance and the Compensation and Executive Personnel Committee may exercise its discretion to adjust compensation downward, as it did in 2010 by setting the NEOs individual modifiers at 100% upon the recommendation of our CEO and given the amount of the financial modifier.

•	Our longer term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and, in the case of stock options and RSUs, multi-year ratable vesting. In the event that we fail to achieve the performance objectives established for PUs to vest at the time specified for achievement (as occurred for the PUs granted to our executives for the 2008-2010 MTIP cycle and described further in the CD&A), the PUs are cancelled.

•	Our executive stock ownership guidelines, described on Exhibit A attached to this proxy statement, further encourage a long-term, stockholder-aligned focus by our executives by requiring them to personally acquire and retain significant levels of our stock.

•	Our incentive compensation recovery (“clawback”) policy requires employees, in the event of fraud or other intentional misconduct on the part of an employee that necessitates a restatement of our financial results, to reimburse us for any bonus awards or other incentive compensation paid or issued to them in excess of the amount that would have been paid or issued based on the restated financial results.

The Compensation and Executive Personnel Committee’s independent compensation consultant, Towers Watson, conducted a risk assessment of our executive compensation program in 2009. Utilizing qualitative and quantitative factors developed for its assessment, Towers Watson concluded that our executive compensation program strikes an appropriate balance between corporate risk mitigation and executive pay for performance.

Sales-based Incentive Compensation

During 2010, Avery Dennison management reviewed all sales-based incentive compensation plans globally to assess whether those plans could potentially encourage excessive risk-taking. Our management documented the measures and administrative procedures for each plan and confirmed that no payment in excess of $500,000 was made pursuant to these plans. Our management sought to identify the specific business risks related to these compensation plans, as well as all relevant factors that mitigated these risks, and determined that our sales incentive compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

GRANTS OF PLAN-BASED AWARDS FOR 2010

The following table provides information regarding grants of cash incentive awards made to the NEOs during 2010.

									All Other
								All Other	Option
								Stock	Awards:
								Awards:	Number	Exercise		Grant Date
		Estimated Future Payouts Under			Estimated Future Payouts			Number	of	or Base	Fair	Fair Value
		Non-Equity Incentive Plan			Under Equity Incentive			of Shares	Securities	Price of	Value on	of Stock
		Awards(1)			Plan Awards(2)			of Stock	Underlying	Option	Date of	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Grant	Awards

Dean A. Scarborough	02/26/10	$536,250	$1,072,500	$3,217,500	—	—	—	—	200,000	$31.67	—	$1,679,420
	02/26/10	—	—	—	17,500	35,000	70,000	—	—	—	$28.86	$1,010,217
	12/13/10	—	—	—	—	—	—	—	200,000 (3)	$41.57	—	$2,142,740
Mitchell R. Butier	02/26/10	$142,500	$285,000	$855,000	—	—	—	—	13,971	$31.67	—	$117,316
	02/26/10	—	—	—	2,426	4,852	9,704	—	—	—	$28.86	$140,145
	02/26/10	—	—	—	—	—	—	5,505	—	—	$29.69	$163,443
	06/01/10	—	—	—	—	—	—	—	28,000	$33.61	—	$261,156
	06/01/10	—	—	—	—	—	—	7,500	—	—	$31.64	$237,300
Daniel R. O’Bryant	02/26/10	$172,980	$345,960	$1,037,880	—	—	—	—	80,305	$31.67	—	$674,329
	02/26/10	—	—	—	5,373	10,745	21,490	—	—	—	$28.86	$310,137
	12/14/10	—	—	—	—	—	—	—	16,000 (3)	$41.64	—	$171,419
Timothy S. Clyde	02/26/10	$154,500	$309,000	$927,000	—	—	—	—	55,271	$31.67	—	$464,116
	02/26/10	—	—	—	4,799	9,597	19,194	—	—	—	$28.86	$277,001
R. Shawn Neville	02/26/10	$150,000	$300,000	$900,000	—	—	—	—	129,273	$31.67	—	$1,085,518
	02/26/10	—	—	—	4,559	9,118	18,236	—	—	—	$28.86	$263,176
Donald A. Nolan	02/26/10	$157,500	$315,000	$945,000	—	—	—	—	157,625	$31.67	—	$1,323,593
	02/26/10	—	—	—	4,799	9,597	19,194	—	—	—	$28.86	$277,001

(1)	These amounts represent the annual bonus opportunities (based on market reference data) under the annual bonus plan for 2010, as described in Compensation Discussion and Analysis. Target bonuses (shown in the table above) were established by multiplying base salary at time of grant by the applicable percentage shown below. Actual amounts earned were determined in February 2011 and paid in March 2011, and are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Payout levels range from 50% of the target amounts for threshold performance to 300% of the target amounts for maximum performance. The following targets were established in February 2010:

2010 Target Bonus
Name	(% of Annual Base Pay at Year End)

Dean A. Scarborough	110%
Mitchell R. Butier	60%
Daniel R. O’Bryant	60%
Timothy S. Clyde	60%
Donald A. Nolan	60%
R. Shawn Neville	60%

(2)	These payout opportunities represent PUs awarded under the 2010-2012 MTIP cycle. These PUs are payable in shares of our common stock at the end of a three-year cliff vesting period provided that certain performance metrics are achieved at the end of the performance period. Over the performance period, the number of shares of our common stock issued will be adjusted upward or downward based upon the probability of achievement of performance metrics. The actual number of shares issued can range from 0% to 200% of the target shares at the time of grant; target amounts are reflected in the table above. The fair value of stock awards is estimated as of the date of grant using the Monte-Carlo simulation method, which utilizes multiple input variables, including expected volatility and other assumptions to estimate the probability of satisfying the market condition target stipulated in the award.

(3)	Option granted as consideration for written agreement to the freezing of their contractual SERP benefits, not as additional long-term equity compensation.

The table below provides summary information regarding the outstanding equity awards for the NEOs at January 1, 2011, the end of our 2010 fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

									Equity		Equity
									Incentive		Incentive
				Equity					Plan		Plan
				Incentive					Awards:		Awards:
				Plan			Number	Market	Number of		Market or
				Awards:			of	Value of	Unearned		Payout Value
	Number of	Number of		Number of			Shares or	Shares or	Shares,		of Unearned
	Securities	Securities		Securities			Units of	Units of	Units or		Shares, Units
	Underlying	Underlying		Underlying			Stock	Stock Held	Other		or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Held That	that Have	Rights That		Rights That
	Options —	Options —		Unearned	Exercise	Expiration	Have Not	Not Yet	Have Not		Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Yet Vested	Vested(1)	Yet Vested		Yet Vested(1)

Dean A. Scarborough	65,000	—		—	$55.71	12/06/11	—	—	—		—
	55,000	—		—	$62.87	12/05/12	—	—	—		—
	55,000	—		—	$55.55	12/04/13	—	—	—		—
	90,000	—		—	$59.19	12/02/14	—	—	—		—
	50,000	—		—	$52.08	05/02/15	—	—	—		—
	100,000	—		—	$59.47	12/01/15	—	—	—		—
	100,000	—		—	$67.80	12/07/16	—	—	—		—
	115,000	115,000	(2)	—	$52.12	02/28/18	—	—	—		—
	75,000	225,000	(2)	—	$20.64	02/26/19	—	—	—		—
	—	200,000	(2)	—	$31.67	02/26/20	—	—	—		—
	—	200,000	(2)	—	$41.57	12/13/20	—	—	—		—
	—	—		—	—	—	—	—	7,078	(3)	$299,683
	—	—		—	—	—	—	—	7,423	(4)	$314,290
	—	—		—	—	—	—	—	9,000	(5)	$381,060
	—	—		—	—	—	—	—	26,000	(6)	$1,100,840
	—	—		—	—	—	—	—	17,500	(6)	$740,950

Total	705,000	740,000							67,001		$2,836,823

Mitchell R. Butier	3,000	—		—	$62.87	12/06/12	—	—	—		—
	1,424	—		—	$55.55	12/05/13	—	—	—		—
	16,400	—		—	$59.19	12/04/14	—	—	—		—
	12,363	—		—	$59.47	12/02/15	—	—	—		—
	15,070	—		—	$67.80	12/01/16	—	—	—		—
	10,290	10,290	(2)	—	$52.12	02/28/18	—	—	—		—
	7,500	7,500	(2)	—	$49.44	09/02/18	—	—	—		—
	5,987	17,960	(2)	—	$20.64	02/26/19	—	—	—		—
	—	13,971	(2)	—	$31.67	02/26/20	—	—	—		—
	—	28,000	(2)	—	$33.61	06/01/20	—	—	—		—
	—	—		—	—	—	—	—	911	(3)	$38,572
	—	—		—	—	—	—	—	1,080	(4)	$45,727
	—	—		—	—	—	—	—	3,500	(2)	$148,190
	—	—		—	—	—	—	—	3,474	(2)	$147,089
	—	—		—	—	—	—	—	5,505	(2)	$233,082
	—	—		—	—	—	—	—	7,500	(2)	$317,550
	—	—		—	—	—	—	—	1,601	(5)	$67,786
	—	—		—	—	—	—	—	3,088	(6)	$130,746
	—	—		—	—	—	—	—	2,426	(6)	$102,717

Total	72,034	77,721							29,085		$1,231,459

									Equity		Equity
									Incentive		Incentive
				Equity					Plan		Plan
				Incentive					Awards:		Awards:
				Plan			Number	Market	Number of		Market or
				Awards:			of	Value of	Unearned		Payout Value
	Number of	Number of		Number of			Shares or	Shares or	Shares,		of Unearned
	Securities	Securities		Securities			Units of	Units of	Units or		Shares, Units
	Underlying	Underlying		Underlying			Stock	Stock Held	Other		or Other
	Unexercised	Unexercised		Unexercised	Option	Option	Held That	that Have	Rights That		Rights That
	Options —	Options —		Unearned	Exercise	Expiration	Have Not	Not Yet	Have Not		Have Not
Name	Exercisable	Unexercisable		Options	Price	Date	Yet Vested	Vested(1)	Yet Vested		Yet Vested(1)

Daniel R. O’Bryant	30,000	—		—	$55.71	12/06/11	—	—	—		—
	25,000	—		—	$62.87	12/05/12	—	—	—		—
	33,250	—		—	$55.55	12/04/13	—	—	—		—
	51,400	—		—	$59.19	12/02/14	—	—	—		—
	48,862	—		—	$59.47	12/01/15	—	—	—		—
	48,955	—		—	$67.80	12/07/16	—	—	—		—
	33,936	33,935	(2)	—	$52.12	02/28/18	—	—	—		—
	25,809	77,426	(2)	—	$20.64	02/26/19	—	—	—		—
	—	80,305	(2)	—	$31.67	02/26/20	—	—	—		—
	—	16,000	(2)	—	$41.64	12/14/20	—	—	—		—
	—	—		—	—	—	17,967 (7)	$760,723	3,604	(3)	$152,593
	—	—		—	—	—	—	—	2,610	(4)	$110,507
	—	—		—	—	—	—	—	4,069	(5)	$172,281
	—	—		—	—	—	—	—	6,839	(6)	$289,563
	—	—							5,372	(6)	$227,450

Total	297,212	207,666					17,967	$760,723	22,494		$952,394

Timothy S. Clyde	50,000	—		—	$55.71	12/06/11	—	—	—		—
	25,000	—		—	$62.87	12/05/12	—	—	—		—
	33,250	—		—	$55.55	12/04/13	—	—	—		—
	37,000	—		—	$59.19	12/02/14	—	—	—		—
	28,187	—		—	$59.47	12/01/15	—	—	—		—
	26,373	—		—	$67.80	12/07/16	—	—	—		—
	27,683	27,680	(2)	—	$52.12	02/28/18	—	—	—		—
	21,750	21,750	(2)	—	$50.98	03/03/18	—	—	—		—
	21,054	63,157	(2)	—	$20.64	02/26/19	—	—	—		—
	—	55,271	(2)	—	$31.67	02/26/20	—	—	—		—
	—	—		—	—	—	—	—	2,079	(3)	$88,025
	—	—		—	—	—	—	—	1,891	(4)	$80,065
	—	—		—	—	—	—	—	11,063	(8)	$468,407
	—	—		—	—	—	—	—	3,634	(5)	$153,864
	—	—		—	—	—	—	—	6,108	(6)	$258,613
	—	—		—	—	—	—	—	4,798	(6)	$203,147

Total	270,297	167,858							29,573		$1,252,121

R. Shawn Neville	25,000	75,000	(2)	—	$27.94	06/01/19	—	—	—		—
	—	129,273	(2)	—	$31.67	02/26/20	—	—	—		—
	—	—		—	—	—	—	—	7,500	(6)	$317,550
	—	—		—	—	—	—	—	4,559	(6)	$193,028

Total	25,000	204,273							12,059		$510,578

Donald A. Nolan	83,357	83,356	(2)	—	$50.98	03/03/18	—	—	—		—
	17,764	53,289	(2)	—	$20.64	02/26/19	—	—	—		—
	—	157,625	(2)	—	$31.67	02/26/20	—	—	—		—
	—	—		—	—	—	—	—	6,637	(8)	$281,011
	—	—		—	—	—	—	—	3,634	(5)	$153,864
	—	—		—	—	—	—	—	6,108	(6)	$258,613
	—	—		—	—	—	—	—	4,798	(6)	$203,147

Total	101,121	294,270							21,177		$896,635

(1)	The closing price of our common stock on December 31, 2010, the last trading day of our 2010 fiscal year ending January 1, 2011, was $42.34.

(2)	Vests in equal installments on the first four anniversaries of the grant date.

(3)	Vests after year three, four or five following the year of the award (2005), if the Company achieves a ROTC that equals or exceeds the 67th percentile of the ROTC for the peer group companies described under “Executive Compensation in Relation to Peers” in Compensation Discussion and Analysis. In February 2011, the Compensation and Executive Personnel Committee determined that the performance objective for vesting of these performance-based RSUs had been met; as a result, these RSUs vested but such event occurred subsequent to year-end.

(4)	Vests after year three, four or five following the year of the award (2006), if the Company achieves the performance objective described in footnote 3 above. In February 2011, the Compensation and Executive Personnel Committee determined that the performance objective for vesting of these performance-based RSUs had been met; as a result, these RSUs vested but such event occurred subsequent to year-end.

(5)	We did not achieve the performance objectives required for vesting of the PUs granted pursuant to the 2008-2010 MTIP. Accordingly, these PUs were cancelled in February 2011 but such event occurred subsequent to year-end.

(6)	Cliff-vests three years from grant date, subject to meeting certain threshold performance objectives.

(7)	Vests on August 14, 2012.

(8)	Cliff-vests three years from grant date.

OPTION EXERCISES AND STOCK VESTED FOR 2010

The following table provides summary information regarding stock options that were exercised during 2010 and the value realized on exercise, as well as the value received on vesting of stock awards during 2010.

	Option Awards		Stock Awards
	Number of Shares			Value
	Acquired on	Value Realized	Number of Shares	Realized
	Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Dean A. Scarborough	—	—	—	—
Mitchell R. Butier	—	—	661	$26,242
Daniel R. O’Bryant	—	—	—	—
Timothy S. Clyde	—	—	—	—
R. Shawn Neville	—	—	—	—
Donald A. Nolan	—	—	—	—

PENSION BENEFITS FOR 2010

The table below provides summary information regarding pension benefits for the NEOs under the listed pension plans.

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit(1)	Fiscal Year
Name	Plan Name	(#)	($)	($)

Dean A. Scarborough(2)	Pension Plan	26.83	$733,013	—
	Benefit Restoration Plan	16.08	$2,530,143	—
	Supplemental Executive Retirement Plan	5.67	$8,722,789	—

	Total		$11,985,945

Mitchell R. Butier	Pension Plan	9.33	$117,984	—
	Benefit Restoration Plan	9.33	$102,103	—

	Total		$220,087

Daniel R. O’Bryant	Pension Plan	19.25	$479,631	—
	Benefit Restoration Plan	15.08	$963,665	—
	Supplemental Executive Retirement Plan	6.00	$1,601,615	—

	Total		$3,044,911

Timothy S. Clyde	Pension Plan	21.58	$397,387	—
	Benefit Restoration Plan	14.08	$523,551	—

	Total		$920,938

R. Shawn Neville	Pension Plan	—	—	—
	Benefit Restoration Plan	—	—	—

	Total		—

Donald A. Nolan	Pension Plan	2.83	$52,864	—
	Benefit Restoration Plan	2.83	$109,691	—

	Total		$162,555

(1)	The “Present Value of Accumulated Benefit” for each NEO for each plan is the lump-sum value of the pension benefit earned as of December 31, 2010. The annual pension benefit for the NEOs is assumed to commence on the earliest retirement age for which there is an unreduced benefit, which is age 62 for the Pension Plan and the BRP; for the SERP, the age is 62 for Mr. Scarborough and 65 for Mr. O’Bryant. The assumptions used to determine the lump-sum value are as follows:

•	Interest rate for present values: 5.5% as of December 31, 2010

•	Mortality: 2010 Static Mortality Table for Annuitants per Regulation Section 1.430(h)(3)-1(e) under the Code.

•	Pre-retirement decrements: None

•	The Code pay limit was $245,000 and the maximum benefit was $195,000 for the Pension Plan as of December 31, 2010

(2)	The increase in Mr. Scarborough’s present value of accumulated benefits of $3.6 million was a result of the following: (i) $1.2 million due to the passage of time and use of current discount rate and mortality assumptions; (ii) $1.2 million due to an increase in SERP benefits after he received his 2009 bonus in 2010; and (iii) $1.2 million due to the inclusion of his estimated 2010 bonus in the calculation of his SERP benefits frozen as of December 31, 2010.

Pension Plan

We provide qualified retirement benefits for employees who are eligible participants under the Pension Plan. Benefits under the Pension Plan were frozen as of December 31, 2010; as such, no additional accruals will be made under the Pension Plan.

Benefits under the Pension Plan are based on compensation and are calculated separately for each year of applicable service using the formula 1.25% times compensation up to the breakpoint (currently $59,268, which is the average of the Social Security wage bases for the preceding 35 years) plus 1.75% times compensation in excess of the breakpoint. The results of the calculation for each year of service are added together to determine the annual single life annuity benefit under the Pension Plan for an employee at normal retirement (age 65). The benefit is not subject to reductions for Social Security payments.

Eligible participants may earn benefits under the Pension Plan during their career with the Company. The Pension Plan is a floor offset plan that coordinates the amount of retirement benefit payable to an eligible participant with the SHARE Plan. The total benefit payable to an eligible participant equals the greater of the value of the participant’s benefit from the Pension Plan or the value of the participant’s account in the SHARE Plan (“SHARE Account”). The Pension Plan generally pays benefits in the form of a lifetime annuity benefit, while the SHARE Plan generally pays benefits in the form of a lump-sum distribution. The amount paid from each plan depends on the election of each eligible participant. Upon termination of employment, each eligible participant may elect to take a lump-sum distribution of his SHARE Account and have any remaining benefit paid from the Pension Plan, or to transfer all or a portion of his SHARE Account into the Pension Plan in order to receive a larger annuity benefit. The present value calculations shown above have been completed based on the assumption that each eligible NEO will elect to transfer his SHARE Account into the Pension Plan upon his retirement in order to receive his total benefit as a lifetime annuity under the Pension Plan.

Eligible participants who retire after reaching age 55 may elect to commence their benefits before reaching age 65. Benefits are payable without reduction after participants reach age 62. Prior to age 62, the plans require a 15% reduction in participants’ benefits for commencement at age 61, and an additional 5% reduction for each year participants elect to receive their benefit before reaching age 61 (but not earlier than age 55).

Eligible participants may elect to receive their benefits in one of several different payment forms. All forms of payment available under the plan are payable in monthly payments over the lifetime of the participant and/or a designated beneficiary. The amount of monthly benefit each eligible participant will receive from each of the forms of payment is adjusted based on the plans’ definition of actuarial equivalence.

Compensation covered by the Pension Plan includes both salary and bonus amounts. Amounts payable under the Pension Plan may be limited in accordance with certain Code provisions, as applied to plan years beginning on or after December 1, 1994. The annual amount of compensation used to determine annual benefit accruals under the Pension Plan was limited to the first $245,000 of covered compensation as of December 31, 2010, and the annual pension benefit payable as of December 31, 2010 under qualified retirement plans was limited to $195,000.

Benefit Restoration Plan

We established the BRP in December 1994 to provide for the payment of supplemental retirement benefits to eligible participants — including each of the eligible NEOs except for Mr. Neville — whose benefits under the Pension Plan are limited under the Code provisions referenced above. The BRP is an unfunded excess benefit plan, which is administered by us. Benefits under the BRP were frozen as of December 31, 2010; as such, no additional accruals will be or have been made under the BRP.

Because the BRP is designed to mirror the Pension Plan, the information concerning the BRP benefit formula, early retirement provisions, and optional payment forms is similar to that of the Pension Plan above. The BRP was amended, effective January 1, 2009, to provide for payments in the form of a lump-sum distribution, unless a timely election was made for monthly payments over the lifetime of the participant and a designated beneficiary. The BRP benefit is generally payable upon the later of separation from service and age 55.

Compensation covered by the BRP includes both salary and annual bonus amounts (including all deferred amounts) earned in each such year. Benefits are payable under the BRP in amounts equal to the amount by which a participant’s benefits otherwise payable under the Pension Plan with respect to periods from and after December 1, 1994 would be reduced under the applicable provisions of the Code.

Supplemental Executive Retirement Plan

We established the SERP in 1983 to provide certain designated key executives with additional incentives to further our long-term growth and induce them to remain with the Company. Under the SERP, we contractually agreed to provide Messrs. Scarborough and O’Bryant, the SERP’s only active participants, certain supplemental benefits upon their retirement.

In December 2010, the Compensation and Executive Personnel Committee approved and obtained the requisite contractual agreement of Messrs. Scarborough and O’Bryant to the freezing of benefits under the SERP based on the participants’ average compensation as of December 31, 2010, rather than their final average compensation as of the date of retirement, with benefits remaining reduced by the other benefits described under “Benefits — Supplemental Executive Retirement Plan” of Compensation Discussion and Analysis. The Committee determined to freeze participants’ SERP benefits to: (i) be consistent with our decision to freeze the accrual of benefits under two of our U.S. defined benefit plans for all employees eligible to participate therein, effective December 31, 2010; (ii) reduce our overall exposure to accounting and cash flow volatility; and (iii) more closely align their compensation with our performance by issuing each participant an option to purchase shares of our common stock as described above under Benefits — Defined Benefit Retirement Plans.

As currently in effect, benefits under the SERP would commence at the same time, and in the same form of payment, as the BRP at a benefit level which — when added to the benefits to which they would be entitled from the Pension Plan, the BRP and the SHARE Plan at the time of retirement, certain Company contributions (plus interest) to the 401(k) Plan, fixed amounts representative of contributions to the deferred compensation plans and estimated Social Security benefits — would equal 62.5% for Mr. Scarborough, and 52.5% for Mr. O’Bryant of their respective average compensation as of December 31, 2010 (average of the highest 36 months of the last 60 months of base salary and annual bonuses earned or paid by December 31, 2010).

No benefits would be provided under the SERP to a participant who voluntarily terminates his employment before reaching his vesting age. The vesting ages for Mr. Scarborough and Mr. O’Bryant are 60 and 55, respectively, and were determined based upon the target retention dates for each executive. If either of Messrs. Scarborough or O’Bryant elects to retire and begin receiving benefits after his respective vesting age but before reaching age 62, his SERP benefit would be reduced in the same manner as described under Pension Plan above, except that an additional 10% reduction would apply to Mr. O’Bryant for any retirement commencing between ages 62 and 65.

NONQUALIFIED DEFERRED COMPENSATION FOR 2010(1)

The table below provides summary information regarding nonqualified deferred compensation for the NEOs during 2010.

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contribution in	Contributions in	in Last	Withdrawals /	Aggregate Balance
Name	Last Fiscal Year	Last Fiscal Year(2)	Fiscal Year(3)	Distributions	at 12/31/10

Dean A. Scarborough	—	$27,600	$415,630	—	$3,125,975
Mitchell R. Butier	—	$5,799	$85,080	—	$502,523
Daniel R. O’Bryant	—	$11,550	$211,012	—	$1,648,404
Timothy S. Clyde	—	$9,300	$74,718	—	$381,815
R. Shawn Neville	—	$9,367	$1,933	—	$11,300
Donald A. Nolan	$51,667	$9,378	$7,438	—	$123,336

(1)	Participants with balances in variable deferred compensation plans may choose from a group of funds selected by the Company ranging from money market and bond funds to index and other equity/mutual funds. Participants may make fund changes via an online database provided by the plan administrator. The rate of return depends on the funds selected by the participant. Participants with balances in deferred compensation plans that have fixed rates of return selected by the Company may not make any changes.

(2)	Company contributions to the deferred compensation plans were included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Of the amounts included in this column, $2,159 is also reported for Mr. Scarborough in the “Change in Pension Value and NQDC Earnings” column of the Summary Compensation Table.

We make an annual contribution to each NEO’s deferred compensation account equal to 3% of annual cash compensation (salary and annual bonus) in excess of the 401(k) Plan limit (these amounts are included under the “All Other Compensation” column of the Summary Compensation Table). This contribution is added to each NEO’s deferred compensation account at the beginning of each plan year as long as the NEO has contributed at least the pre-tax limit into the 401(k) Plan during the prior plan year and is employed by the Company at year-end. This benefit is designed to supplement pre-tax 401(k) contributions that are limited for certain executives (by the Code). Above-market earnings credited to Mr. Scarborough’s account are included under the “Change in Pension Value and NQDC Earnings” column of the Summary Compensation Table.

The 2005 EVDRP is our current deferred compensation plan and does not offer investment options that provide above-market interest rates. Under the 2005 EVDRP, participants may defer up to 75% of their salary and 90% of their bonus in 2011. Account earnings are based on a fixed rate and/or the performance of certain variable funds selected by the participant from bond and equity funds that are managed by an insurance company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table provides information regarding potential benefits that may be paid to the NEOs in the event of termination of employment as a result of the termination scenarios indicated below. The amounts shown in the table are estimates and assume that each NEO was terminated on January 1, 2011, the last day of our 2010 fiscal year, and include estimated amounts that would have been paid to the NEO upon the occurrence of a termination or change of control on that date. The actual amounts that would be paid to the NEOs can only be determined at the time of the termination or change of control. In the event of an involuntary termination for cause, no NEO would be entitled to receive any of the payments indicated below.

NEOs would also be entitled to receive all amounts accrued and vested under our pension and savings programs and any deferred compensation plans in which they participate. These amounts would be determined and paid in accordance with the applicable plan, and are not included in the table below because they are or were made generally available to our employees.

		Termination Scenarios
		as of the end of fiscal year 2010
					Involuntary
					Termination	Termination
					not for	on Change
Name	Benefit	Death	Disability	Retirement	Cause	of Control(1)

Dean A. Scarborough	Severance Payment	—	—	—	$5,350,000	$8,025,000
	Pro rata Bonus Payment(2)	—	—	—	—	—
	Unvested Stock Option Value(3)	$7,172,500	$7,172,500	$7,172,500	—	$7,172,500
	Unvested Restricted Stock	—	—	—	—	—
	LTI Plan and Performance Unit Payment(4)	$2,723,873	$2,723,873	$2,723,873	—	$4,445,700
	Incremental Retirement Benefit(5)	$5,235,713	$8,791,396	—	$8,791,396	$8,791,396
	Deferred Comp. Benefit (Acceleration of Vesting)	—	—	—	—	—
	Severance Reduction (Alt Cap)	—	—	—	—	—
	Welfare Benefit Values	—	—	—	$34,944	$52,416
	Perquisites	—	—	—	—	—
	Outplacement(6)	—	—	—	$25,000	$25,000
	Excise Tax & Gross-Up	—	—	—	—	—

	Total	$15,132,086	$18,687,769	$9,896,373	$14,201,340	$28,512,012

Mitchell R. Butier	Severance Payment	—	—	—	$832,000	$1,664,000
	Pro rata Bonus Payment(2)	—	—	—	—	—
	Unvested Stock Option Value	$783,312	$783,312	—	—	$783,312
	Unvested Restricted Stock	$845,911	$845,911	—	—	$845,911
	LTI Plan and Performance Unit Payment(4)	$378,378	$378,378	—	—	$602,498
	Incremental Retirement Benefit(5)	—	—	—	—	—
	Deferred Comp Benefit (Acceleration of Vesting)	—	—	—	—	—
	Severance Reduction (Alt Cap)	—	—	—	—	—
	Welfare Benefit Values	—	—	—	$17,472	$34,944
	Perquisites	—	—	—	—	—
	Outplacement(6)	—	—	—	$25,000	$25,000
	Excise Tax & Gross-Up	—	—	—	—	—

	Total	$2,007,601	$2,007,601	—	$874,472	$3,955,665

Daniel R. O’Bryant	Severance Payment	—	—	—	$1,216,200	$2,432,400
	Pro rata Bonus Payment(2)	—	—	—	—	—
	Unvested Stock Option Value(7)	$2,728,680	$2,728,680	—	$180,000	$2,728,680
	Unvested Restricted Stock	$757,674	$757,674	$757,674	$757,674	$757,674
	LTI Plan and Performance Unit Payment(4)	$882,267	$882,267	—	—	$1,378,590
	Incremental Retirement Benefit(5)	$1,207,453	$2,235,047	—	$2,235,047	$2,235,047
	Deferred Comp Benefit (Acceleration of Vesting)	$1,248,646	$1,248,646	—	$1,248,646	$1,248,646
	Severance Reduction (Alt Cap)	—	—	—	—	—
	Welfare Benefit Values	—	—	—	$17,472	$34,944
	Perquisites	—	—	—	—	—
	Outplacement(6)	—	—	—	$25,000	$25,000
	Excise Tax & Gross-Up	—	—	—	—	$3,324,007

	Total	$6,824,720	$7,852,314	$757,674	$5,680,039	$14,164,988

R. Shawn Neville	Severance Payment	—	—	—	$792,800	$1,585,600
	Pro rata Bonus Payment(2)	—	—	—	—	—
	Unvested Stock Option Value	$2,459,989	$2,459,989	—	—	$2,459,989
	Unvested Restricted Stock	—	—	—	—	—
	LTI Plan and Performance Unit Payment(4)	$552,085	$552,085	—	—	$1,021,156
	Incremental Retirement Benefit(5)	—	—	—	—	—
	Deferred Comp Benefit (Acceleration of Vesting)	—	—	—	—	—
	Severance Reduction (Alt Cap)	—	—	—	—	—
	Welfare Benefit Values	—	—	—	$17,472	$34,944
	Perquisites	—	—	—	—	—
	Outplacement(6)	—	—	—	$25,000	$25,000
	Excise Tax & Gross-Up	—	—	—	—	—

	Total	$3,012,074	$3,012,074	—	$835,272	$5,126,689

		Termination Scenarios
		as of the end of fiscal year 2010
					Involuntary
					Termination	Termination
					not for	on Change
Name	Benefit	Death	Disability	Retirement	Cause	of Control(1)

Donald A. Nolan	Severance Payment	—	—	—	$1,138,000	$2,276,000
	Pro rata Bonus Payment(2)	—	—	—	—	—
	Unvested Stock Option Value	$2,839,018	$2,839,018	—	—	$2,839,018
	Unvested Restricted Stock	$281,146	$281,146	—	—	$281,146
	LTI Plan and Performance Unit Payment(4)	$787,990	$787,990	—	—	$1,231,290
	Incremental Retirement Benefit(5)	—	—	—	—	—
	Deferred Comp Benefit (Acceleration of Vesting)	—	—	—	—	—
	Severance Reduction (Alt Cap)	—	—	—	—	—
	Welfare Benefit Values	—	—	—	$17,004	$34,008
	Perquisites	—	—	—	—	—
	Outplacement(6)	—	—	—	$25,000	$25,000
	Excise Tax & Gross-Up	—	—	—	—	—

	Total	$3,908,154	$3,908,154	—	$1,180,004	$6,686,462

Timothy S. Clyde	Severance Payment	—	—	—	$923,700	$1,847,400
	Pro rata Bonus Payment(2)	—	—	—	—	—
	Unvested Stock Option Value	$1,960,525	$1,960,525	—	—	$1,960,525
	Unvested Restricted Stock	$468,577	$468,577	—	—	$468,577
	LTI Plan and Performance Unit Payment(3)	$787,990	$787,990	—	—	$1,231,290
	Incremental Retirement Benefit(4)	—	—	—	—	—
	Deferred Comp Benefit (Acceleration of Vesting)	—	—	—	—	—
	Severance Reduction (Alt Cap)	—	—	—	—	$(725,284)
	Welfare Benefit Values	—	—	—	$17,004	$34,008
	Perquisites	—	—	—	—	—
	Outplacement(5)	—	—	—	$25,000	$25,000
	Excise Tax & Gross-Up	—	—	—	—	—

	Total	$3,217,092	$3,217,092	—	$965,704	$4,841,516

(1)	As discussed in the CD&A, the employment agreement with each NEO (except Messrs. Nolan and Neville, who did not have one), terminated effective December 1, 2010. Effective December 1, 2010, under the COC Severance Plan, each of the NEOs would be eligible to receive severance benefits; however, under this Plan, there is no excise tax gross-up. See Severance Plans — Key Executive Change of Control Severance Plan for more information.

(2)	The pro rata bonus under the COC Severance Plan (highest bonus received in last three years) is lower than the actual bonus received in 2010; as a result, the COC Severance Plan offers no enhancement to that amount.

(3)	Because he has reached the age of 55, Mr. Scarborough is deemed “retirement eligible” under the Equity Incentive Plan meaning that, in every termination scenario other than an involuntary termination for cause, all his unvested stock options would vest. Accordingly, the COC Severance Plan provides no incremental enhancement related to his unvested stock options.

(4)	Upon death or disability, (a) the performance objectives of the performance-based RSUs are deemed to have been met and such RSUs vest in full, and (b) performance objectives of PUs are deemed to have been met at target levels, with shares awarded prorated for the elapsed time of the performance period.

(5)	Actuarial present value of the annuity enhancement, determined using an effective interest rate of 5.03% and the mortality table per Code Section 417(e)(3).

(6)	In the event of an involuntary termination not for cause, outplacement is provided in accordance with the Severance Plan or COC Severance Plan, as applicable.

(7)	Under his retention agreement, in the event of death or disability, involuntary termination or voluntary termination due to good reason, or a termination upon a change of control, Mr. O’Bryant (or his beneficiary) would receive $180,000 per full year remaining under the agreement in lieu of foregone option awards. There was one full year of the term remaining as of January 1, 2011, resulting in a termination payment of $180,000 in addition to the value of unvested stock options.

The following information covers NEO compensation due to various termination scenarios other than termination resulting from a change of control:

Severance

•	In the event of an involuntary (not for cause) termination, the NEOs other than Mr. Scarborough would receive a lump-sum payment equal to the executive’s annual salary and highest annual bonus during the last three full fiscal years prior to the date of termination. Mr. Scarborough would receive a lump-sum payment equal to two times such amount.

Stock Options

•	In the event of an involuntary (not for cause) termination or a termination for good reason (unrelated to a change of control) and in accordance with his retention agreement, Mr. O’Bryant would receive $180,000 for each full fiscal year remaining under the agreement at the time of termination in lieu of foregone annual stock option awards.

•	In the event of an NEO’s death or disability, stock options would vest. In the event of his death or disability and in accordance with his retention agreement, Mr. O’Bryant would also receive $180,000 for each full fiscal year remaining under the agreement at the time of termination in lieu of foregone annual stock option awards.

Restricted Stock, Restricted Stock Units and Performance Units

•	In the event of an involuntary (not for cause) termination, or a termination for good reason (unrelated to a change of control), Mr. O’Bryant’s restricted stock would vest in accordance with his retention agreement.

•	In the event of an NEO’s death or disability and, in Mr. Scarborough’s case, retirement, restricted stock, RSUs and PUs would vest.

PUs would be pro-rated based on the number of months the NEO was employed during the cycle, and paid out assuming target performance.

Retirement Benefits

•	In the event of a termination unrelated to a change of control, the NEOs who participate in our qualified or excess defined benefit retirement plans would receive their vested benefits.

•	In the event of an involuntary (not for cause) termination, or a termination for good reason (unrelated to a change of control), Messrs. Scarborough and O’Bryant would become fully vested in their accrued benefit under the SERP to the extent they were not already vested at such time.

•	In the event of Mr. Scarborough’s or Mr. O’Bryant’s disability, benefits earned under the SERP would commence at his separation from service due to the disability (generally 24 months after his becoming disabled, provided he is then living).

•	In the event of Mr. Scarborough’s or Mr. O’Bryant’s death, benefits earned under the SERP would become vested and paid to his surviving spouse. Each participant would be treated as having reached the age of first vesting and having selected a 50% joint and survivor annuity.

Deferred Compensation Plan Benefits

•	In the event of an involuntary (not for cause) termination, or a termination for good reason (unrelated to a change of control), Mr. Scarborough would receive immediate vesting in certain currently unvested interest credits to one of his nonqualified deferred compensation accounts, and Mr. O’Bryant would receive immediate vesting in certain currently unvested benefits in his nonqualified deferred compensation accounts.

Health and Welfare Benefits

•	In the event of an involuntary (not for cause) termination, the NEOs would receive a payment equal to 12 months of our and their contributions to the medical and dental plans.

Retirement

•	Payments at the time of retirement are discussed in the Pension Benefits for 2010 and Nonqualified Deferred Compensation for 2010 tables.

The following information covers NEO compensation due to termination resulting from a change of control:

Under the COC Severance Plan, the NEOs would receive change of control severance benefits if (i) there were a change of control, and (ii) within 24 months following a change of control either the executive’s employment is terminated for reasons other than cause or the executive terminates his own employment for good reason (“a qualifying termination”).

Assuming a qualifying termination following a change of control on January 1, 2011, the NEOs would have received severance benefits as follows:

•	A lump-sum payment equal to two times (three times in Mr. Scarborough’s case) (i) the executive’s annual base salary and highest annual bonus during the last three full fiscal years (for the purposes of this severance calculation, 2010 is not considered a full fiscal year) prior to the date of termination.

•	The benefits under Mr. O’Bryant’s retention agreement would have vested. In accordance with Mr. O’Bryant’s retention agreement, he would have received $180,000 for the one fiscal year remaining under the agreement in lieu of foregone annual stock option awards.

•	A lump-sum payment equal to the cash value of the employer and employee paid medical and dental benefits for a period of up to 24 months after termination (36 months in Mr. Scarborough’s case). Supplemental health and welfare benefits would have been excluded.

•	Outplacement assistance up to $25,000.

•	The NEOs who participate in our qualified or excess defined benefit retirement plans would have received their vested benefit. Messrs. Scarborough and O’Bryant would have become fully vested in their accrued benefit under the SERP to the extent they were not already vested at such time.

•	Mr. Scarborough would have received immediate vesting in certain currently unvested interest credits to one of his nonqualified deferred compensation accounts, and Mr. O’Bryant would have received immediate vesting in certain currently unvested benefits in his nonqualified deferred compensation accounts.

•	If the change-in-control payments triggered an excise tax under Section 4999 of the Code, (i) the NEOs (other than Mr. O’Bryant) would have received whichever of the following results in the greater benefit to him, on an after-tax basis: (A) his full benefits under the COC Severance Plan, with him responsible for payment of any and all related excise taxes, or (B) reduction of his payments under the COC Severance Plan in an amount sufficient to ensure that no excise tax payment is required; and (ii) Mr. O’Bryant would have received a gross-up payment for such excise tax. Mr. O’Bryant’s retention agreement expires August 14, 2012 and, if he remains employed by the Company after such date, he would not be entitled to any excise tax gross-up.

In the event of a change of control on January 1, 2011, all stock options would have vested and all restrictions applicable to restricted stock, RSUs and PUs would have lapsed. For options, the value of this benefit would have been based on the excess of the closing price of our stock at year end over the exercise prices of the options, multiplied by the number of options vesting upon a change of control. For restricted stock, RSUs and PUs, the value of this benefit would have been the closing price of our stock multiplied by the number of shares vesting.

In connection with any termination of employment, we will comply with Section 409A of the Code, which may require, for example, a delay in making certain payments to the NEOs.

EQUITY COMPENSATION PLAN INFORMATION
AS OF DECEMBER 31, 2010

	Number of Securities		Number of Securities
	to be Issued Upon		Remaining Available for
	Exercise of	Weighted-Average	Future Issuance under
	Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
	and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)(1)	(b)(1)	(c)

Equity compensation plans approved by security holders
Equity Incentive Plan(2)	12,314,652	$46.57	3,918,948
Director Equity Plan(3)	153,000	$53.72	—
Equity compensation plans not approved by security holders
Stock Incentive Plan(4)	770,850	$59.75	—
Paxar Corporation Plan(5)	394,794	$32.58	—

Total	13,633,296	$47.06	3,918,948

(1)	Securities in column (a) include restricted stock units and performance units; the weighted average exercise price in column (b) does not include these awards.

(2)	Under the Equity Incentive Plan, equity awards have included (i) for directors, stock options, RSUs and stock units, and (ii) for employees, stock options, restricted stock, RSUs and PUs.

(3)	Under the Director Equity Plan, equity awards included stock options and stock units.

(4)	The Stock Incentive Plan was amended and restated in December 2002, to provide that no future stock options or other awards would be made after December 6, 2002, and options that have been granted may not be repriced (note that no previously granted options have ever been repriced).

(5)	We acquired Paxar Corporation (“Paxar”) in June 2007. At that time, Paxar had an equity plan and amounts represent the outstanding awards granted to former Paxar employees, who are now Company employees, which awards were converted into Company awards as a result of the acquisition. We have not issued (and will not issue) any additional awards under the Paxar Corporation Plan.

1996 Stock Incentive Plan

In general, the material features of the 1996 Stock Incentive Plan (the “Stock Incentive Plan”) are similar to those in the Equity Incentive Plan, which was amended and restated and approved by the stockholders in April 2008. The Stock Incentive Plan was adopted by our Board in December 1996 and provided for grants of stock options, stock payments and other awards; however, only stock options were awarded. Options were granted at 100% of the fair market value on the grant date.

Under the Stock Incentive Plan, 770,850 options were outstanding and exercisable as of December 31, 2010. The shares available under this Plan upon exercise of stock options, or issuance of stock payments, may be either previously unissued shares, issued shares that have been repurchased by us as treasury shares, or former treasury shares held in a grantor trust. This Plan provides for appropriate adjustments in the number and kind of shares subject to this Plan and to outstanding grants thereunder in the event of a stock split, stock dividend or certain other types of recapitalizations.

Options granted under the Stock Incentive Plan were nonqualified stock options that generally became exercisable in equal installments over four years from the date of grant and expired in ten years.

TRANSACTIONS WITH RELATED PERSONS

One of our directors, Peter W. Mullin is the chairman, chief executive officer and majority stockholder in various entities (collectively referred to as the “Mullin Companies”), which previously provided executive compensation, benefit consulting and insurance agency services. In October 2008, the above described operations of the Mullin Companies were sold to a subsidiary of Prudential Financial, Inc. (“Prudential”). During 2010, we paid premiums to insurance carriers for life insurance originally placed by the Mullin Companies in connection with various Company employee benefit plans (however, the interests of the Mullin Companies in this insurance were sold to Prudential in October 2008). Prudential has advised us that, in 2010, it earned commissions from such insurance carriers in an aggregate amount of approximately $432,500 for the placement and renewal of this insurance, in which Mr. Mullin had an interest of approximately $92,600, in accordance with the terms of a commission sharing agreement entered into between Mr. Mullin and Prudential at the time of the sale.

The Mullin Companies own a minority interest in M Financial Holdings, Inc. (“MFH”). Substantially all of the life insurance policies that we originally placed through the Mullin Companies are issued by insurance carriers that participate in reinsurance agreements entered into between these insurance carriers and M Life Insurance Company (“M Life”), a wholly-owned subsidiary of MFH. Reinsurance returns earned by M Life are determined annually by the insurance carriers and can be negative or positive, depending upon the results of M Life’s aggregate reinsurance pool, which consists of the insured lives reinsured by M Life. The Mullin Companies have advised that, in 2010, they participated in net reinsurance gains (without risk of forfeiture) of M Life, of which approximately $189,900 of such gains were ascribed by M Life to our life insurance policies referred to above, and in which gains Mr. Mullin had an interest of approximately $121,000. In addition, the Mullin Companies have advised that, in 2010, they also participated in net reinsurance gains of M Life that are subject to risk of forfeiture, of which approximately $32,100 of such gains were ascribed by M Life to our life insurance policies, and in which gains Mr. Mullin had an interest of approximately $23,500.

VOTING SHARES

Stockholders of record as of the close of business on February 28, 2011 are entitled to notice of, and to vote at, the Annual Meeting. There were 106,874,924 shares of our common stock outstanding on February 28, 2011.

Principal Stockholders

Whenever in this proxy statement information is presented as to “beneficial ownership,” please note that such ownership indicates only that the person shown, directly or indirectly, has or shares with others the power to vote (or to direct the voting of) or the power to dispose of (or to direct the disposition of) such shares; such person may or may not have any economic interest in the shares. The reporting of information herein does not constitute an admission that any such person is, for the purpose of Section 13 or 16 of the Exchange Act, the “beneficial owner” of the shares shown herein.

To the knowledge of the Company, the following were the only stockholders that, as of February 28, 2011, owned beneficially 5% or more of our outstanding common stock.

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class

BlackRock, Inc.	8,267,116(1)	7.7%
40 East 52nd Street
New York, New York 10022
Cramer Rosenthal McGlynn, LLC	7,324,150(2)	6.9%
520 Madison Avenue
New York, New York 10022
Invesco Ltd.	5,591,705(3)	5.2%
1555 Peachtree Street NE
Atlanta, Georgia 30309
Capital Research Global Investors	5,310,000(4)	5.0%
333 South Hope Street
Los Angeles, California 90071

(1)	Based on information contained in Amendment No. 1 to Schedule 13G for the period ending December 31, 2010 filed by Blackrock, Inc. with the SEC on February 2, 2011. BlackRock is a parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act.

(2)	Based on information contained in Schedule 13G of Cramer Rosenthal McGlynn, LLC for the period ending December 31, 2010 filed by Cramer Rosenthal McGlynn, LLC with the SEC on February 11, 2011. Cramer Rosenthal McGlynn is an investment advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act.

(3)	Based on information contained in Schedule 13G of Invesco Ltd. for the period ending December 31, 2010 filed by Invesco Ltd. with the SEC on February 11, 2011. Invesco is a parent holding company or control person, in accordance with Section 240.13d-1(b)(1)(ii)(G) of the Exchange Act, and an investment advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act.

(4)	Based on information contained in Amendment No. 3 to Schedule 13G of Capital Research Global Investors for the period ending December 31, 2010 filed by Capital Research Global Investors with the SEC on February 11, 2011. Capital Research Global Investors is an investment advisor, in accordance with Section 240.13d-1(b)(1)(ii)(E) of the Exchange Act.

Our 401(k) Plan, SHARE Plan and qualified retirement plans (“Plans”) together owned a total of 4,508,534 shares of our common stock on February 28, 2011, representing approximately 4.2% of the common stock then outstanding. Although we are the administrator of the Plans, each plan was established and is administered to achieve the different purposes for which it was created for the exclusive benefit of participants, and employees participating in the Plans are entitled to vote all shares allocated to their accounts. Accordingly, such plans do not constitute a “group” within the meaning of Section 13(d) of the Exchange Act.

ITEM 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of our Board has selected PricewaterhouseCoopers LLP (“PwC”) as Avery Dennison’s independent auditors for fiscal year 2011, and our Board urges stockholders to vote to ratify PwC’s appointment. Ratification of the selection of PwC by stockholders is not required by our Bylaws. However, as a matter of good corporate governance, our Board is submitting the appointment of PwC for stockholder ratification. PwC has confirmed that it is in compliance with all rules, standards and policies of the Public Company Accounting Oversight Board (“PCAOB”) and the regulations of the SEC governing auditor independence. See Audit Committee Report on page 62.

Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Relationship with Independent Auditors

PwC has served as our independent auditors since 1998, and was our independent auditor for the fiscal year ended January 1, 2011. Prior to 1998, Coopers & Lybrand, LLP, a predecessor firm of PwC, served as our independent auditors. As stated above, the Audit Committee has appointed PwC to serve as our independent auditors for the fiscal year ending December 31, 2011.

Audit services performed by PwC for fiscal 2010 consisted of the examination of our financial statements and services related to filings with the SEC and certain other non-audit services.

Audit Firm Fee Summary — Fiscal Years 2010 and 2009

During fiscal years 2010 and 2009, we retained PwC to provide services in the following categories and amounts, all of which were approved by the Audit Committee:

(In millions)	2010	2009

Audit Fees	$7.5	$7.7
Audit Related Fees	0.3	0.3
Tax Fees:
Compliance	2.0	2.6
Planning	1.1	1.1
Other Fees	—	—

Total Fees	$10.9	$11.7

Audit services fees include fees for services performed to comply with the standards established by the PCAOB, including the recurring audit of our consolidated financial statements, the effectiveness of our internal control over financial reporting and management’s assessment of such effectiveness. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

Audit-related fees include fees associated with assurance and related services traditionally performed by the independent auditors and are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, accounting consultations, consultations concerning financial accounting and reporting standards, general advice with implementation of SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. Audit-related fees also include audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.

Tax fees relate to fees associated with tax compliance (preparation of original/amended tax returns, tax audits and transfer pricing) and tax planning (domestic and international tax planning, tax planning on restructurings, mergers and acquisitions).

Pre-Approval of Certain Services

The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent auditors, and the fees paid to PwC in 2010 were pre-approved. These procedures include reviewing and approving a budget for audit and permitted non-audit services. The budget includes a description of, and an estimated amount for, audit services and for particular categories of non-audit services that are recurring in nature and therefore are anticipated at the time the budget is reviewed. Audit Committee pre-approval is required (i) if the estimated amount for a particular category of non-audit services will be substantially exceeded, and (ii) to engage the independent auditors for any non-audit services not included in the budget. The Audit Committee has delegated pre-approval authority to the chairman of the Audit Committee for services that were not included in the budget; these services are then reviewed at the next Audit Committee meeting. The Audit Committee considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with our business, accounting systems, risk profile, and whether the services enhance our ability to manage or control risks and improve audit quality. The Audit Committee periodically monitors the services rendered and fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

The Audit Committee considers at least annually whether the provision of non-audit services by PwC is compatible with maintaining auditor independence.

Required Vote for Approval and Recommendation of Our Board of Directors

The affirmative vote of a majority of the shares present or represented and entitled to vote at the Annual Meeting is required to ratify the appointment of PwC as our independent auditors for the current fiscal year, which ends on December 31, 2011.

Your Board of Directors recommends that you vote FOR approval of ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent auditors for the 2011 fiscal year.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Company’s Board of Directors (“Audit Committee”) is composed of the independent directors named below, each of whom meets the independence standards of the New York Stock Exchange. The Audit Committee has a written charter adopted by the Board of Directors, which is available on the Company’s website.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue an opinion thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and the representations made by management and the independent auditors.

Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended January 1, 2011, with management and the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.” The Company’s independent auditors have also provided to the Audit Committee the written disclosures and the letter from the independent auditors pursuant to Rule 3526, “Communications with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board. The Audit Committee has discussed independence matters with the independent auditors and management, and, based on its discussion and review, the Audit Committee is satisfied that the provision of non-audit services described above is compatible with maintaining PwC’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors and on the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 1, 2011, filed with the Securities and Exchange Commission.

John T. Cardis, Chairman
Peter K. Barker
Ken C. Hicks
Debra L. Reed
Patrick T. Siewert

ITEM 3 — PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

Our Restated Certificate of Incorporation (the “Certificate”) currently provides for a classified board of directors such that each director serves a three-year term, with approximately one-third of our directors standing for election each year. Our Board, based on its continuing review of corporate governance matters and in follow up to its previously announced commitment to declassify our Board and include in this proxy statement a declassification proposal, has approved an Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) to eliminate classification of our Board, and also to: (i) remove certain Articles which had previously been repealed by amendments to the Certificate, and to adjust the Article and Section references to reflect the changes; (ii) provide that the number of directors will be fixed in accordance with our Bylaws; and (iii) eliminate the names, addresses and class appointments of our initial directors.

In considering whether a proposal to declassify our Board was advisable, the Governance and Social Responsibility Committee determined that implementing annual elections of directors would be in the best interest of the Company and its stockholders because it would enhance the accountability of our directors to our stockholders by allowing stockholders to vote on each director annually rather than once every three years. Upon the recommendation of the Governance and Social Responsibility Committee, our Board approved, and recommends to our stockholders for approval, the Amended and Restated Certificate to eliminate classification of our Board.

Background

Article VIII of our Restated Certificate of Incorporation (the “Certificate”) and Article III, Section 15 of our Bylaws currently require that: (i) our Board be divided into three classes, Class  I, Class II and Class IIII; (ii) the number of directors in each class be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and, if a fraction is also contained in such quotient, then, (A) if the fraction is one-third (1/3), the extra director be a member of Class III and (B) if the fraction is two-thirds (2/3), one of the extra directors be a member of Class III and the other be a member of Class II; and (iii) each director serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected. The Certificate and Bylaws also contain provisions which describe the effects on class membership in the event of any increase or decrease in the number of directors. Article VIII of the Certificate mandates that each director serve until his successor is elected and qualified or until his death, retirement, resignation or removal and that no director may be removed during his term except for cause.

Text of the Proposed Amended and Restated Certificate

Article VII of the Amended and Restated Certificate approved by our Board, and recommended for stockholder approval, eliminates the Certificate’s existing provisions providing that our Board be divided into three classes and that no director be removed during his term except for cause, and replaces them with the following paragraph declassifying our Board:

“Commencing with the 2012 annual meeting of the stockholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders and directors elected at the 2011 annual meeting of stockholders shall hold office until the 2014 annual meeting of stockholders, and in each case until their successor shall be elected and qualify but subject to prior death, resignation, retirement, disqualification or removal from office. Should a vacancy occur or be created, including from an increase in the number of directors, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created. Any director elected or appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.”

In addition to the changes necessary to implement declassification, the Amended and Restated Certificate:

(i) removes Articles VI, XIII, XIV, XV and XVIII of the Certificate, which had been previously repealed by amendments to the Certificate;

(ii) amends Article VII of the Certificate to provide that the number of directors be fixed in accordance with the Bylaws;

(iii) eliminates Article IX, which lists the names, addresses and class appointments of our initial directors; and

(iv) adjusts Article and Section headings and cross-references as required by the changes described in subsection (i) above.

The full text of the Amended and Restated Certificate, including the changes described on the previous page, is attached to this proxy statement as Exhibit B.

General Effect of Amended and Restated Certificate

If the Amended and Restated Certificate is approved by the stockholders and becomes effective after filing with the Secretary of State of the State of Delaware, the term of directors elected at the 2009 Annual Meeting of Stockholders will expire at the 2012 Annual Meeting of Stockholders, the term of directors elected at the 2010 Annual Meeting of Stockholders will expire at the 2013 Annual Meeting of Stockholders and the term of directors elected at the 2011 Annual Meeting of Stockholders will expire at the 2014 Annual Meeting of Stockholders. The phase-in of declassification over the next three years is mandated by the Certificate, which expressly states that no director may be removed during his or her term except for cause; having been elected to a three-year term, no director currently in office may be subject to re-election until such term expires or he or she earlier dies, resigns, retires, or is disqualified or removed from office.

Board Adoption of Amended and Restated Bylaws to Effectuate Declassification

In connection with the proposed Amended and Restated Certificate, our Board has also adopted, subject to stockholder approval of the Amended and Restated Certificate, Amended and Restated Bylaws to eliminate Article III, Section 15 providing for classification of our Board. In addition, the Amended and Restated Bylaws do the following:

(i) revise Article III, Section 2 — “Number and Qualification of Directors,” to (A) set the number of directors within the range of eight to 12 and (B) provide that the exact number may be fixed from time to by resolution of our Board;

(ii) revise Article III, Section 3 — “Election and Term of Office of Directors, to (A) eliminate references to Article III, Section 15, (B) provide that one class of directors be elected at each annual meeting of stockholders, and (C) expressly subject a director’s term of office to his or her earlier death, resignation, disqualification or removal; and

(iii) adjust section numbering as required by the elimination of Article III, Section 15.

The effectiveness of the Amended and Restated Bylaws is subject to the approval by the stockholders of the Amended and Restated Certificate and the filing and effectiveness of the Amended and Restated Certificate with the Secretary of State of the State of Delaware. The stockholders are not being asked to vote on the Amended and Restated Bylaws.

Required Vote for Approval and Recommendation of Our Board of Directors

The affirmative vote of a majority of the outstanding shares entitled to vote thereon is required to approve the Amended and Restated Certificate.

Your Board of Directors recommends that you vote FOR approval of our Amended and Restated Certificate of Incorporation to eliminate classification of our Board.

ITEM 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act was added by Section 951 of the Dodd-Frank Act and requires companies to provide stockholders with an advisory vote on executive compensation for annual meetings taking place on or after January 21, 2011 and at least once every three years thereafter. See Item 5 — Advisory Vote on Frequency of Vote on Executive Compensation. On January 25, 2011, the SEC issued final rules to implement the requirements of Exchange Act Section 14A.

The advisory vote on executive compensation is a non-binding vote on the compensation of our Named Executive Officers, as described in Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure in this proxy statement. The advisory vote on executive compensation is not a vote on our general compensation policies or any specific element thereof, the compensation of our directors, or our compensation policies as they relate to risk management as described under Relationship of Risk to Compensation Policies and Practices.

Our executive compensation programs are designed to attract, motivate and retain highly-qualified executive officers who are able to achieve our corporate objectives and create stockholder value. We believe our 2010 executive compensation reflects our strong pay-for-performance philosophy and aligned the long-term interests of our executives with those of stockholders generally because approximately 88% of our CEO’s, and approximately 77% of our other NEOs’, compensation for the 2010 fiscal year consisted of performance-based compensation. In addition, the targeted 2010 long-term incentive opportunity represented approximately 78% and 75% of the CEO’s and NEOs’ performance-based compensation, respectively. Compensation Discussion and Analysis on pages 20 through 41 of this proxy statement provides a detailed discussion of our 2010 NEO compensation, including our compensation philosophy and objectives, the Compensation and Executive Personnel Committee’s oversight of executive compensation, the components of our executives’ compensation and how our executives’ compensation relates to that of our peers.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure of the Company’s 2011 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on our Board. However, in accordance with SEC regulations, we will disclose the extent to which we took into account the results of the vote in next year’s proxy statement.

Your Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of our NEOs, as described in Compensation Discussion and Analysis and the related tabular and narrative disclosure set forth in this proxy statement. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 5 — ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act also requires, for annual meetings taking place on or after January 21, 2011, that companies provide stockholders with an advisory vote on the frequency with which stockholders will have an advisory vote on executive compensation and at least once every six years thereafter. The advisory vote on the frequency of the executive compensation vote is a non-binding vote as to whether the executive compensation vote should occur every year, every two years, or every three years. Stockholders also have a fourth option of abstaining from this vote.

As previously announced, based on our ongoing review of corporate governance matters, our Board determined that the executive compensation vote should occur every two years. In determining to recommend that stockholders vote for a frequency of once every two years, our Board considered how an advisory vote at this frequency will provide stockholders and advisory firms sufficient time to evaluate the effectiveness of our executive compensation philosophy, policies and practices in the context of our long-term business results rather than emphasizing short-term and potentially one-time fluctuations in our business results or executive compensation. In addition, a vote every two years will provide us sufficient time to be responsive to stockholder views.

Our Board believes an annual vote on executive compensation would not allow for changes to our executive compensation policies and practices, including changes made in response to the outcome of a prior advisory vote on executive compensation, to be in place long enough for stockholders to meaningfully evaluate them. For example, if our evaluation of the executive compensation vote in April 2011 caused us to make changes to our executive compensation program in February 2012 (when executive compensation decisions are customarily made by the Compensation and Executive Personnel Committee based on Company and individual performance during the previous year), those changes would be in place only for a month before the next executive compensation vote would take place in April 2012. Even if changes were made to the compensation program shortly after the executive compensation vote in April 2011, those changes would be in place only for the last half of fiscal 2011 and the first few months of fiscal 2012 before the next vote would take place in April 2012.

Conversely, waiting for an executive compensation vote once every three years may allow a particular pay practice to continue too long without timely feedback from stockholders. An executive compensation vote every two years may also assist those stockholders who have interests in many companies and may not be able to devote sufficient time to an annual review of pay practices for all of their holdings.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the Company’s stockholders determine, on an advisory basis, the frequency with which the Company’s stockholders shall have an advisory vote on the compensation of the Company’s Named Executive Officers as described in the Company’s annual meeting proxy statement, among the following choices:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

This advisory vote on the frequency of the executive compensation vote is not binding on our Board. However, we will take into account the result of the vote when determining the frequency of future executive compensation votes. We will disclose the number of votes cast for each of the above choices and our frequency determination in a Current Report on Form 8-K filed with the SEC, or an amendment thereto, as required by applicable SEC regulations. We will also disclose the frequency in next year’s proxy statement.

Your Board of Directors recommends a vote FOR holding the advisory vote on executive compensation EVERY TWO YEARS. Properly dated and signed proxies will be so voted unless stockholders specify otherwise. Stockholders are not voting to approve or disapprove our Board’s recommendation, and may choose among the four choices, none of which may receive a majority of the votes cast. The choice that receives the plurality of the votes cast will be deemed to be the non-binding choice of the stockholders.

GENERAL

Stockholder Proposals

Stockholder proposals for presentation at the annual meeting scheduled to be held on April 26, 2012, must be received at our principal executive offices on or before November 17, 2011. Our Bylaws provide that stockholders desiring to nominate persons for election to our Board or to bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 90 to 120 days prior to the first anniversary of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, 90 to 120 days prior to such annual meeting or within 10 days after the public announcement of the date of such meeting is first made by the Company; or, if the first public announcement of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public announcement of such meeting is first made by the Company, or if the number of directors to be elected to our Board is increased, effective at the annual meeting, and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the preceding year’s annual meeting, within 10 days after such public announcement is first made by the Company (with respect to nominees for any newly created positions only)). Such notice must include, among other things, (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14 under the Exchange Act, such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected, and a description of certain material relationships between such stockholder (and its associates and affiliates) and each nominee (and its associates and affiliates) as more particularly set forth in our Bylaws; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the text of the proposal or business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (c) the name and record address, and class and number of shares owned beneficially and of record, of such stockholder as well as information relating to security ownership in the Company by such stockholder as more particularly set forth in our Bylaws.

Annual Report

Our 2010 Annual Report to Stockholders is being mailed or made available to all stockholders of record on or before March 18, 2011.

ALL STOCKHOLDERS ARE URGED TO VOTE BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OF AVAILABILITY OF PROXY MATERIALS. IF YOU HAVE PROPERLY REQUESTED AND RECEIVED A PAPER COPY OF THIS PROXY STATEMENT, YOU MAY VOTE YOUR SHARES BY COMPLETING, DATING AND SIGNING THE PROXY CARD INCLUDED WITH THE PROXY STATEMENT AND PROMPTLY RETURNING IT IN THE PREADDRESSED, POSTAGE PAID ENVELOPE PROVIDED, OR BY SUBMITTING A PROXY BY TELEPHONE OR ON THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. STOCKHOLDERS OF RECORD MAY OBTAIN A COPY OF THIS REPORT WITHOUT CHARGE FROM THE CORPORATE SECRETARY, AVERY DENNISON CORPORATION, 150 NORTH ORANGE GROVE BOULEVARD, PASADENA, CALIFORNIA 91103.

Susan C. Miller
Secretary

Dated: March 17, 2011

EXHIBIT A

AVERY DENNISON CORPORATION

STOCK OWNERSHIP POLICY
FOR OFFICERS AND DIRECTORS

Effective March 1, 2011

Purpose:  Stock ownership is an important part of Avery Dennison’s culture and a best practice in corporate governance. Our Stock Ownership Policy is intended to promote the following important goals:

•	Formalize our commitment to the ownership of Avery Dennison’s common stock by our executives

•	Further align the personal financial interests of Avery Dennison’s executives with those of our stockholders.

Stock Ownership Guidelines:  Executives in the following positions or levels of Avery Dennison shall own and continuously hold a number of Avery Dennison shares or units equal to the lesser of either (a) a fixed number of shares or units, or (b) a number of shares or units with a total value equal to a designated multiple of base salary. Stock ownership guidelines are presented below.

	Stock Ownership Guidelines
	Multiple of Base
Position/Level	Salary	Fixed Shares or Units

CEO	5X	95,000
Level 2 (includes other NEOs)	3X	27,000
Level 3	2X	17,000
Level 4	1X	4,000
Non-employee Directors	5X Board annual retainer divided by Company stock price	6,500

Ownership Defined:  For purpose of meeting the Stock Ownership Guidelines, the following shares or units and related value (three (3) month average stock price) shall be counted towards achieving and maintaining compliance with the guideline:

•	Shares owned outright or in a trust for your benefit (including shares acquired from equity awards or from stock market purchases);

•	Shares or units held in qualified and non-qualified Avery Dennison employee benefit plans;

•	Unvested restricted stock or restricted stock units that are subject to time-based vesting; and

•	50% of the embedded value of any vested, unexercised stock options.

For purposes of Stock Ownership Guidelines, the following will not be counted as shares owned: unvested stock options, restricted stock, restricted stock units and performance stock units subject to performance-based vesting conditions that have not yet been satisfied.

Measuring Compliance:  Compliance with the Stock Ownership guidelines will be measured and reported to the CEO and Committee (“Committee”) each year at the December Committee meeting, as follows:

•	Fixed number of shares — the number of shares owned (as defined by this Policy) as of September 30 will be aggregated and compared with the applicable “Fixed Shares or Units” guideline.

•	Salary Multiple — to the extent that the fixed number of shares or units (as defined by this Policy) does not meet or exceed the applicable guidelines, the ownership level will also be tested against the “Multiple of Base Salary” approach, as follows:

1. Multiply the applicable stock ownership multiple by the annual base salary or retainer (in U.S. dollars) in effect as of September 30 to arrive at the ownership target expressed in U.S. dollars. Base salaries for international executives will be converted to U.S. dollars using the applicable currency exchange rate in effect as of September 30.

2. Multiply the number of total shares owned by the three (3) month average daily share price for July, August, and September to arrive at the total value of shares owned.

3. Compare the value of shares owned (step 2) with the salary multiple value (step 1) to determine if the multiple of base salary guideline has been achieved.

Time to Attain Guideline:  Avery Dennison encourages executives to achieve compliance with their applicable guideline as soon as practical given their individual circumstances, but all executives are expected to be in compliance within five (5) years from either implementation of this Policy in January 2010 or from the date of hire or promotion if later. During the five (5) year period, it is expected that the executives will plan and make reasonable/satisfactory progress toward accumulating the required number of shares within the specified time period. The CEO will review the progress of the executives and their status in October of each year in preparation for presenting a report to the Committee each December.

Hardship Provision:  Hardship situations that limit an executive’s ability to comply with the Stock Ownership Guidelines should be brought to the attention of the Senior Vice President, General Counsel and Secretary or with the Senior Vice President and Chief Human Resources Officer for consideration by the CEO and the Committee.

Non-Compliance:  Failure to comply with or make reasonable progress towards meeting the above Stock Ownership Guidelines will result in the executive being required to retain all net shares acquired by such Executive pursuant to the exercise of stock options or the vesting of restricted stock units and performance units (net of shares surrendered for payment of the exercise price and any taxes, as applicable).

Administration and Amendment:  The Committee retains the right to amend, interpret, suspend or terminate the above Guidelines at any time and in its sole discretion.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

AVERY DENNISON CORPORATION

The present name of the corporation is Avery Dennison Corporation (the “Company”). The Company was incorporated under the name “Avery International Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on February 23, 1977. This Amended and Restated Certificate of Incorporation of the Company, which restates and integrates and also further amends the provisions of the Company’s Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Restated Certificate of Incorporation of the Company is hereby amended, integrated and restated to read in its entirety as follows:

ARTICLE I

The name of the Corporation is:

AVERY DENNISON CORPORATION

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of its registered agent at that address is United States Corporation Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

(a) The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation shall have authority to issue is Four Hundred Five Million (405,000,000) shares, and the aggregate par value of all shares which are to have a par value is Four Hundred Five Million Dollars ($405,000,000). The total number of shares of Preferred Stock which the Corporation shall have authority to issue is Five Million (5,000,000) shares, and the par value of each share of Preferred Stock is One Dollar ($1.00). The total number of shares of Common Stock which the Corporation shall have authority to issue is Four Hundred Million (400,000,000) shares, and the par value of each share of Common Stock is One Dollar ($1.00).

(b) The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

(c) Our Board of Directors is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

(d) Pursuant to the authority conferred by this Article IV upon the Board of Directors of the Corporation, the Board of Directors created a series of 1,300,000 shares of Preferred Stock designated as Series A Junior Participating Preferred Stock by filing a Certificate of Designations of the Corporation with the Secretary of State of the State of Delaware on December 10, 1997 and the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Corporation’s Series A Junior Participating Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

ARTICLE VI

The number of directors shall be fixed in accordance with the Bylaws of the Corporation.

ARTICLE VII

Commencing with the 2012 annual meeting of the stockholders, directors shall be elected annually for terms of one year and shall hold office until the next succeeding annual meeting and until his or her successor shall be elected and shall qualify, but subject to prior death, resignation, retirement, disqualification or removal from office. Directors elected at the 2009 annual meeting of stockholders shall hold office until the 2012 annual meeting of stockholders, directors elected at the 2010 annual meeting of stockholders shall hold office until the 2013 annual meeting of stockholders, and directors elected at the 2011 annual meeting of stockholders shall hold office until the 2014 annual meeting of stockholders, and in each case until their successor shall be elected and qualify but subject to prior death, resignation, retirement, disqualification or removal from office. Should a vacancy occur or be created, including from an increase in the number of directors, the remaining directors (even though less than a quorum) may fill the vacancy for the full term of the class in which the vacancy occurs or is created. Any director elected or appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

ARTICLE VIII

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE IX

No action shall be taken by the stockholders except at an annual or special meeting of stockholders.

ARTICLE X

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the Bylaws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons; provided, however, that if and to the extent that any special meeting of stockholders may be called by any other person or persons specified in any provision of the Certificate of Incorporation or any amendment thereto or any certificate filed under Section 151(g)

of the Delaware General Corporation Law, then such special meeting may also be called by the person or persons, in the manner, at the times and for the purpose so specified.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

ARTICLE XII

Each reference in this Certificate of Incorporation to any provision of the Delaware General Corporation Law refers to the specified provision of the General Corporation Law of the State of Delaware, as the same now exists or as it may hereafter be amended or superseded.

ARTICLE XIII

A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article XIII shall not eliminate or limit the liability of a director (i) for any breach of his or her duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derives an improper personal benefit.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article XIII by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

[Certificate of Designations of Series A Junior Participating Preferred Stock begins on next page]

APPENDIX A

CERTIFICATE OF DESIGNATIONS of
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK of

AVERY DENNISON CORPORATION

(Pursuant to Section 151 of the
Delaware General Corporation Law)

Avery Dennison Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on October 23, 1997:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby created a series of Preferred Stock, par value $1.00 per share, of the Corporation (the “Preferred Stock”) and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

Series A Junior Participating Preferred Stock:

Section I. Designation and Amount.  The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 1,300,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section II.  Dividends and Distributions.

A. Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per share (the Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B. The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

C. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section III.  Voting Rights.  The holders of shares of Series A Preferred Stock shall have the following voting rights:

A. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

B. Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

C. Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section IV.  Certain Restrictions.

A. Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

1. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

2. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled.

3. redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

4. redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section V. Reacquired Shares.  Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section VI.  Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distribution made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common

Stock outstanding immediately after such event and the denominator of which is the number of share of Common Stock that were outstanding immediately prior to such event.

Section VII.  Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock (into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section VIII.  No Redemption.  The share of Series A Preferred Stock shall not be redeemable.

Section IX.  Rank.  The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section X. Amendments.  The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01A67D 1 UPX _ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ Annual Meeting Proxy Card B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. For Against Abstain For Against Abstain 3. Approval of the Amended and Restated Certificate of Incorporation to declassify the Board of Directors. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditors for the current fiscal year, which ends on December 31, 2011. NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian, custodian or corporate officer, please provide your FULL title. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3, and 4 and every 2 YRS for Proposal 5. 01 — Peter K. Barker 02 — Ken C. Hicks 03 — Debra L. Reed 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION 4. Say on Pay — An advisory vote on the approval of executive compensation. 1 Yr 2 Yrs 3 Yrs Abstain 5. Say When on Pay — An advisory vote on the approval of the frequency of stockholder votes on executive compensation. 1 1 0 8 3 0 2

_ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ PROXY SOLICITATION / VOTING INSTRUCTION CARD ANNUAL MEETING — APRIL 28, 2011 PASADENA, CALIFORNIA The undersigned hereby appoints Bradley A. Alford, Julia A. Stewart and John T. Cardis, or each or any of them with power of substitution, proxies for the undersigned to act and vote at the 2011 Annual Meeting of Stockholders of Avery Dennison Corporation and at any adjournment or postponement thereof as indicated upon the matters referred to on the reverse side and described in the proxy statement for the meeting, and, in their discretion, upon any other matters that may properly come before the meeting. This card provides voting instructions, as applicable, to (i) the appointed proxies for shares held of record by the undersigned, including those held under the Company’s DirectSERVICE™ Investment Program, and (ii) the Trustee for shares held on behalf of the undersigned in the Company’s Savings Plan and SHARE Plan. IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS 2, 3, AND 4 AND EVERY 2 YRS FOR PROPOSAL 5. Consistent with its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, Evercore Trust Company, N.A., as Trustee of the Avery Dennison Corporation Savings Plan and SHARE Plan, will vote shares of Company stock for which timely instructions are not received and shares of Company stock that have not been allocated to the account of any participant in the same proportion in which allocated shares of Company stock are voted by participants who timely furnish voting instructions. The card must be received no later than 5:00 p.m. Eastern Time on April 24, 2011, and telephone and Internet votes must be completed by 12:00 a.m. midnight on the same date. Your voting instructions are confidential and may not be revealed to anyone, except as required by law. If you have any questions regarding your voting instructions to Evercore Trust Company, N.A., please call 1-888-296-2891 between the hours of 11:30 a.m. and 7:30 p.m. Eastern Time. Proxy — Avery Dennison Corporation